CONTRIBUTION AND EXCHANGE AGREEMENT

                                 FOR

                           JANESVILLE MALL










                      DATED  AUGUST_____, 1998

Page                                                 TABLE OF CONTENTS

                                                                  Page

ARTICLE I - BASIC DEFINITIONS. . . . . . . . . . . . . . . . . . . . 1

ARTICLE II - CONTRIBUTION AND EXCHANGE . . . . . . . . . . . . . . . 8
     Section 2. l   Contribution . . . . . . . . . . . . . . . . . . 8
     Section 2.2.   Contribution Consideration . . . . . . . . . . . 8
     Section 2.3.   Assumed Indebtedness . . . . . . . . . . . . . . 9
     Section 2.4.   OP Units . . . . . . . . . . . . . . . . . . . . 9
     Section 2.5.   Informational Materials. . . . . . . . . . . . .10
     Section 2.6.   Registration Rights. . . . . . . . . . . . . . .11

ARTICLE III - ACQUIROR'S DUE DILIGENCE . . . . . . . . . . . . . . .11
     Section 3.1    Acquiror's Review and Contributor's
     Disclaimer. . . . . . . . . . . . . . . . . . . . . . . . . . .11
     Section 3.2    Material Adverse Matters . . . . . . . . . . . .15
     Section 3.3    Title Exceptions . . . . . . . . . . . . . . . .18

ARTICLE IV - CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . .20
     Section 4. l   Conditions . . . . . . . . . . . . . . . . . . .20
     Section 4.2    Failure or Waiver of Conditions Precedent. . . .24
     Section 4.3     . . . . . . . . . . . . . . . . . . . . . . . .24

ARTICLE V - COVENANTS WARRANTIES AND REPRESENTATIONS . . . . . . . .25
     Section 5.1    Contributor's Warranties and Representations . .25
     Section 5.2    Contributor's Covenants. . . . . . . . . . . . .31
     Section 5.3    Acquiror's Warranties and Representations. . . .34
     Section 5.4    Acquiror's Covenants . . . . . . . . . . . . . .37
     Section 5.5    Survival/Limitations/Joinder . . . . . . . . . .41

ARTICLE VI - DEFAULT . . . . . . . . . . . . . . . . . . . . . . . .43
     Section 6.1    Acquiror's Deposit and Default . . . . . . . . .43
     Section 6.2    Contributor's Default. . . . . . . . . . . . . .44

ARTICLE VII - CLOSING. . . . . . . . . . . . . . . . . . . . . . . .45
     Section 7.1    Escrow Arrangements. . . . . . . . . . . . . . .45
     Section 7.2    Closing. . . . . . . . . . . . . . . . . . . . .49
     Section 7.3    Prorations . . . . . . . . . . . . . . . . . . .50
     Section 7.4    Other Closing Costs. . . . . . . . . . . . . . .56
     Section 7.5    Further Documentation. . . . . . . . . . . . . .57
     Section 7.6    Possession of the Properties . . . . . . . . . .57
     Section 7.7    Escrow Instructions. . . . . . . . . . . . . . .57

ARTICLE VIII - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . .57
     Section 8.1    Damage or Destruction/Eminent Domain . . . . . .57

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

     Section 8.2    Fees and Commissions . . . . . . . . . . . . . .58
     Section 8.3    Successors and Assigns . . . . . . . . . . . . .59
     Section 8.4    Notices. . . . . . . . . . . . . . . . . . . . .59
     Section 8.5    Arbitration of Disputes. . . . . . . . . . . . .61
     Section 8.6    Acquiror and Contributor Representatives . . . .63
     Section 8.7    Time is of the Essence . . . . . . . . . . . . .63
     Section 8.8    Incorporation by Reference . . . . . . . . . . .63
     Section 8.9    Attorneys Fees . . . . . . . . . . . . . . . . .63
     Section 8.10   Construction . . . . . . . . . . . . . . . . . .63
     Section 8.11   Governing Law. . . . . . . . . . . . . . . . . .63
     Section 8.12   Operating Records. . . . . . . . . . . . . . . .63
     Section 8.13   Confidentiality. . . . . . . . . . . . . . . . .63
     Section 8.14   Counterparts . . . . . . . . . . . . . . . . . .64
     Section 8.15   Entire Agreement . . . . . . . . . . . . . . . .64
     Section 8.16   Access to Information. . . . . . . . . . . . . .64
     Section 8.17   Waive of Jury Trial. . . . . . . . . . . . . . .65
     Section 8.18   Binding Agreement. . . . . . . . . . . . . . . .65
     Section 8.19   Code or Treasury Regulation References . . . . .65
     Section 8.20   Third Party Beneficiaries. . . . . . . . . . . .65

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
                                                         DRAFT 8/18/98


                 CONTRIBUTION AND EXCHANGE AGREEMENT


     THIS CONTRIBUTION AND EXCHANGE AGREEMENT ("Agreement') is made and entered into as of this ____ day of August, 1998, by and among JANESVILLE PROPERTIES CO. LIMITED PARTNERSHIP, an Ohio limited partnership ("Contributor"), and CBL & ASSOCIATES
LIMITED PARTNERSHIP, a Delaware limited partnership
("Acquiror").

                               RECITALS

     A. Contributor is the owner of an enclosed mall regional shopping center, known as "Janesville Mall", located in Janesville, Wisconsin, as described on the Deed attached hereto as EXHIBIT A (the "Property").

     B. Subject to the terms and conditions set forth in this Agreement, Acquiror desires to acquire the Property from Contributor and Contributor desires to contribute the Property to Acquiror, in exchange for OP Units (hereinafter defined) in Acquiror.

                              AGREEMENT

     NOW, THEREFORE, Acquiror and Contributor do hereby agree as follows:


                              ARTICLE I
                          BASIC DEFINITIONS

     "Accredited Investor" shall mean an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act (as hereinafter defined).

     "Additional Exceptions" shall have the meaning set forth in
SECTION 3.3(A).

     "Additional Title Exception Notice" shall have the meaning set forth in SECTION 3.3(B).

     "Adjustments" shall mean Contributor's Closing Costs, any prorations described in SECTION 7.3 below and other adjustments set forth in this Agreement.

     "Adverse Matters" shall mean any material facts or circumstances relating to the status of the Property constituting inaccuracies in the Disclosure Materials or matters discovered in the course of on-site inspections of the Property (provided that any such matters which are reimbursable by tenants pursuant to the terms of the Leases shall not be "Adverse Matters" for
                                1
purposes of this Agreement) that are identified by Acquiror prior to the expiration of the Confirmation Period in accordance with the provisions of this Agreement and that diminish the fair market value of such Property; provided, however, that in no event shall any of the following constitute Adverse Matters: (i) any matters included or disclosed in the Disclosure Materials set forth in the Disclosure Materials List & Statement, (ii) economic, competitive, general or specific market conditions, (iii) the Permitted Exceptions, (iv) methodologies of or express assumptions in financial projections, calculations or reports included within the Disclosure Materials set forth in the Disclosure Materials List & Statement, or (v) any matters otherwise known by Acquiror as of the date of this Agreement.

     "Adverse Matters Amount" shall mean the amount, if any, of any decrease in the fair market value of the Property caused by any Adverse Matters relating to the Property, after netting against such decrease the amount of any increase in the fair market value of the Property resulting from the discovery prior to the expiration of the Confirmation Period of any inaccuracies in the rent roll contained in the Disclosure Materials.

     "Assumed Indebtedness" shall mean the indebtedness which is secured by mortgages and related encumbrances on, and loan documents relating to, the Property as set forth on EXHIBIT B hereof.

     "Assumed Indebtedness Guarantors" shall mean all persons and entities having any liability as a guarantor, indemnitor, surety or the like under the Assumed Loan Documents and all persons and entities having personal liability for all or any portion of the Assumed Indebtedness, including, without limitation, any personal liability for any so-called "carve outs" or exceptions to non-recourse liability under any of the Assumed Loan Documents.

     "Assumed Indebtedness Lender" shall mean the current noteholder or lender of any of the Assumed Indebtedness.

     "Assumed Loan Documents" shall mean all notes, mortgages, assignments of rents and leases, security agreements and other loan documents evidencing, securing or providing for the Assumed
Indebtedness as set forth on EXHIBIT B.

     "Business Day" shall mean any day other than a Saturday, a Sunday or a federal holiday.

     "CERCLA" shall mean the Comprehensive Environmental
Response, Compensation, and Liability Act, 42 U.S.C. section9601 et seq., as amended.

     "Close" or "Closing" shall have the meaning set forth in
SECTION 7.2.

     "Closing Date" shall mean August 27, 1998, unless extended pursuant to the provisions of SECTION 3.2 OR SECTION 4.1(C) hereof; provided, however, that in the event that the Closing has not occurred by August 31, 1998, Contributor may, at its sole discretion, terminate this Agreement, by giving notice to Acquiror within seven (7) days thereafter, as to which time shall be of the essence, provided that Meridian and Sellers under each of the Other Agreements shall have also terminated the Other Agreements, in which event the Deposit shall be returned to Acquiror and no party shall have any further obligations hereunder.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated March 24, 1998, as clarified by letter from Acquiror to Bill Frauenhofer of Salomon Smith Barney dated March 25, 1998, executed by Acquiror for the benefit of Contributor with respect to the Disclosure Materials and this transaction.

     "Confirmation Letter" shall mean the letter in the form of EXHIBIT C, attached hereto and made a part hereof, to be delivered by Acquiror to Contributor on or prior to the close of the Confirmation Period pursuant to SECTION 3.2.

     "Confirmation Period" shall mean the period commencing on June 3, 1998, and ending at 5:00 p.m. Eastern Standard Time on July 8, 1998; provided, however, that the Confirmation Period may expire earlier, at Acquiror's election, upon delivery by Acquiror to Contributor of the Confirmation Letter, in which event Acquiror shall be deemed to have absolutely and conclusively waived any further Confirmation Period.

     "Contract Period" shall mean the period from the date of this Agreement through and including the Closing Date.

     "Contracts" shall mean all maintenance, service and other operating contracts, equipment leases and other arrangements or agreements to which the Contributor is a party, affecting the ownership, repair, maintenance, management, leasing or operation of the Property, but excluding all Leases.

     "Contributor Related Parties" shall mean each of the Assumed Indebtedness Guarantors and the respective direct and indirect partners, members, managers, shareholders, officers, directors, affiliates and agents of each of the Contributor and the Assumed Indebtedness Guarantors, and the respective heirs, executors, administrators, personal representatives, successors and assigns of each of the foregoing.

     "Contributor's Closing Costs" shall mean those closing costs for which Contributor is responsible pursuant to SECTIONS 7.2 AND
7.3 hereof.

     "Deed" shall mean a limited warranty deed in the form attached hereto as EXHIBIT A, which will convey title to the Property subject to the Permitted Exceptions. The Deed shall recite that it is also subject to all other matters on record.

     "Deposit" shall have the meaning set forth in SECTION 6.1.

     "Disclosure Materials" shall mean all those materials relating to the Property that are generally described in Section
A of the Disclosure Materials List & Statement, all of which have been made available to Acquiror in a so-called "data room" containing files of information on the Property.

     "Disclosure Materials List & Statement" shall mean the list of Disclosure Materials and the statements relating to the Property set forth on EXHIBIT D.

     "Environmental Laws" shall mean all applicable federal, state and local laws, rules, regulations, codes, policies and ordinances, and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any governmental or judicial authority, relative to or that govern air quality, soil quality, water quality, wetlands, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of public health, human health or the environment, including, but not limited to, CERCLA, the Hazardous Material Transportation Act (49 U.S.C. section 1801 et seq.), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. section 201 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), the Clean Air Act (42 U.S.C. section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. section 136 et seq.), and the Occupational Safety and Health Act of 1970 (29 U.S.C. section 651 et seq.), as each of these laws may have been amended, and any analogous or related, federal, state or local statutes and the regulations promulgated pursuant thereto whether currently in existence or hereafter enacted.

     "Equipment" shall mean all of the following items (if any) to the extent owned or leased by the Contributor: all fixtures, fittings, appliances, apparatus, equipment, supplies, machinery, carpeting and other materials installed, located or stored on the Property, and other personal property and any replacements thereof, or additions thereto, actually or constructively affixed, or attached to the Property, or placed upon, under or used in any way in connection with the complete and comfortable use, enjoyment, occupancy and/or operation of the Property, including, without limitation, all parts of the plumbing, heating, ventilating, air-conditioning, electrical and mechanical systems of the Improvements; elevators; incinerators; trash compactors; all equipment, materials and supplies used or usable in connection with the maintenance, repair and cleaning of the Property and the interior and exterior of all Improvements; all racks or similar apparatus necessary for the placement and/or retention of broadcasting antennae or other telecommunication equipment and property on the roof of or otherwise within or about the Improvements; all keys and master keys; all built-in equipment; all heating, air-conditioning, freezing, lighting, incinerating and power equipment; lampposts; all electrical equipment, transformers, wiring, conduit, meters, fixtures aid apparatus; engines; pipes; pumps; tanks; motors; hydraulic equipment; conduits; lifting, cleaning, fire prevention, fire extinguishing, smoke detection, refrigerating, ventilating and communications apparatus; boilers, furnaces, oil burners or units thereof and any firing and control apparatus used in connection therewith; appliances; air-cooling and air-conditioning apparatus; vacuum cleaning systems; storage systems; built-in or attached shelving; shades; awnings; windows; attached cabinets; partitions; ducts and compressors; rugs and carpets; draperies; landscaping, sod, arbors, shrubs, plants, trees, planters and planting beds or boxes; retaining walls and enclosures; directories; mailboxes; signs; television or radio antennae; together with all building materials and equipment now or hereafter delivered to the Property and intended to be installed therein, thereon or thereunder, including but not limited to, lumber, plaster, cement, plumbing, fixtures, pipe, lath, wallboard, cabinets, nails, sinks, toilets, furnaces, heaters, brick, tile, water heaters, glass, doors, flooring, paint, lighting fixtures, heating and ventilating appliances and equipment, locks and lockets; together with all additions, accessions, proceeds, products, replacements, renewals and substitutions of and for all of the foregoing, including without limitation those items listed on EXHIBIT E.

     "Exchange" shall mean the transfer of the Property in exchange for OP Units.

     "Governmental Authorities" shall mean all agencies, bureaus, departments and officials of federal, state, county, municipal and local governments and public authorities.

     "Gross Contribution Consideration" shall mean the total consideration to be paid to Contributor by Acquiror prior to Adjustments and other deductions set forth in SECTION 2.2.

     "Hazardous Materials" shall mean any pollutant, contaminant, substance or waste containing hazardous substances, as those terms are defined or listed in CERCLA, and any other individual or class of pollutants, contaminants, wastes or materials defined, listed, designated, regulated, classified or identified under any applicable Environmental Laws. This definition of Hazardous Materials includes friable asbestos, petroleum or petroleum-based products, radioactive materials, flammable explosives and polychlorinated biphenyls.

     "Improvements" shall mean any and all structures, buildings, facilities, parking areas or other improvements situated on the Real Property and owned by the Contributor, together with all Equipment situated on the Real Property, to the extent that such Equipment constitutes a fixture.

     "In-Negotiation Leases" shall mean those leases or modifications to existing Leases listed on EXHIBIT F.

     "Intangible Property" shall mean the right, title and interest (if any) of the Contributor in: (a) any and all permits, entitlements, filings, building plans, specifications and working drawings, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, warranties (including, without limitation the roof warranties listed on EXHIBIT G) and guarantees, engineering, soils, pest control, survey, environmental, appraisal, market and other reports relating to the Property,
(b) all trade names, service marks, designations and logos, and the appurtenant goodwill, and all tenant lists, advertising materials and telephone exchange numbers identified with the Property, (c) all books, records, files and correspondence relating to the Property, and (d) all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Property, provided that the Intangible Property shall not include claims, actions, causes of actions, judgments, accounts receivable, cash, securities and cash equivalents, or the name of the Contributor, but shall specifically include the name "Janesville Mall" and any variations thereof.

     "KeyBank" shall mean KeyBank National Association.

     "KeyBank Loan" shall have the meaning set forth in
SECTION 2.2.

     "Land" shall mean the real property described in the legal description attached to the Deed.

     "Lease List" shall mean the list of Leases set forth on EXHIBIT H.

     "Leases" shall mean all leases, rental agreements or other agreements (including all renewals, amendments or modifications thereto) which entitle any person to the occupancy or use of any portion of the Real Property and all guarantees thereof.

     "Legal Requirements" shall mean all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Property or any part thereof or the use or manner of use thereof, or to the owners, tenants or occupants thereof in connection with such ownership, occupancy or use, including, without limitation, Environmental Laws.

     "Letter of Credit" shall mean an unconditional, irrevocable, renewable and transferable demand letter of credit, the beneficiary of which shall be Acquiror or Contributor as the case may be, substantially in the form(s) set forth in EXHIBIT I.

     "Materiality Threshold Amount" shall mean Five Hundred
Thousand Dollars ($500,000).

     "Meridian Property" shall mean that certain shopping center and outlots thereto located in the Township of Meridian, County of Ingham and State of Michigan, which is owned by Meridian Mall Associates Limited LLC, an Ohio limited liability company, and other related entities being acquired by Acquiror.

     "Meridian Transaction" shall mean the transaction in which Acquiror shall acquire the Meridian Property and/or interests in the entities which own the Meridian Property.

     "Net Contribution Consideration" shall have the meaning set forth in SECTION 2.2.

     "OP Unit Recipients" shall mean all partners of the Contributor, each of which shall receive OP Units at the Closing, as set forth on EXHIBIT J attached hereto and made a part hereof, and their respective heirs, personal representatives, successors and assigns permitted in accordance with this Agreement and the Partnership Agreement.

     "OP Units" shall mean Class A Common Units of Acquiror, to be issued pursuant to the provisions of Section 4.4 of the Partnership Agreement, which shall be entitled to the same rights and privileges as Acquiror's currently outstanding Common Units except as set forth in the Acknowledgment in the form attached hereto as EXHIBIT K (the "Acknowledgment").

     "Other Agreements" shall mean the Contribution, Exchange and Sale Agreement dated of even date herewith concerning the Meridian Property and the Purchase Agreements of even date herewith concerning certain outlots to the Meridian Property.

     "Partnership Agreement" shall mean the Second Amended and Restated Agreement of Limited Partnership of Acquiror, dated
June 30, 1998, attached hereto as EXHIBIT M.

     "Penney" shall mean J C Penney Company, Inc., a Delaware corporation.

     "Permitted Exceptions" shall mean the various matters affecting title to the Properties that are approved or deemed approved by Acquiror pursuant to SECTION 3.3(C).

     "Personal Property" shall mean all Equipment, furniture, furnishings, trade fixtures and other tangible personal property directly or indirectly owned by Contributor, that is located at and used in connection with the operation of the Real Property.

     "Property" shall mean the shopping center property known as "Janesville Mall", which is comprised of the Real Property, Personal Property, Leases, Contracts and Intangible Property that is a part thereof.

     "Real Property" shall mean the Land, the Improvements and all rights, privileges, easements, and appurtenances to the Land or the Improvements, including, without limitation, (i) any air, development, water, hydrocarbon or mineral rights held by the Contributor, (ii) all licenses, easements, rights-of-way, claims, rights or benefits, covenants, conditions and servitudes and other appurtenances used or connected with the beneficial use or enjoyment of the Land or the Improvements, (iii) all rights or interests relating to any roads, alleys or parking areas adjacent to or servicing the Land or the Improvements, and (iv) all condemnation awards to be made in lieu of any of the foregoing, or for damages to the Real Property by reason of the change of grade of any street, highway or avenue.

     "Realty" shall mean JCP Realty, Inc., a subsidiary of Penney and a limited partner of Contributor.

     "Registration Rights Agreement" shall mean EXHIBIT N hereof.

     "REIT" shall mean CBL & Associates Properties, Inc., a
Delaware corporation.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Stock" shall mean the common stock of the REIT.

     "Subsidiary Partnership" shall mean any partnership in which Acquiror has or may acquire in the future a direct or indirect interest.

     "Surviving Covenants" shall mean those covenants set forth in Sections 3.1(c) and (d) and Section 8.2, as well as those covenants which survive pursuant to their express provisions.

     "Termination Trigger Amount" shall mean One Million Dollars
($1,000,000.00).

     "Title Company" shall mean Lawyers Title Insurance Company.

     "Title Report" shall mean the Lawyers Title Insurance
Company Case No.172968i1 dated August 6, 1998, issued with respect to the Real Property for the benefit of Contributor and Aquiror, as their interests may appear.

     "Treasury Regulation" shall mean any regulation promulgated by the United States Department of Treasury under the Code

     "Unadjusted Stock Price" shall mean the weighted (by trading volume) average daily closing price of the Stock on the New York
Stock Exchange during the fifteen (15) trading days prior to the date which is five (5) days prior to the Closing Date.

     "Violations" shall mean violations of Legal Requirements with respect to the Property.

     "Wisconsin Power Loan" shall mean the three percent (3%) loan from Wisconsin Power & Light Co. to Contributor in the original amount of Twenty Thousand Five Hundred Dollars ($20,500) with interest at the rate of three percent (3%) payable in seventy-two (72) monthly installments of the Three Hundred Two Dollars ($302.00) each beginning August 1, 1998.


                              ARTICLE II
                      CONTRIBUTION AND EXCHANGE

     Section 2. l    Contribution.  Contributor agrees to
contribute and convey to Acquiror, and Acquiror agrees to accept and assume from Contributor, for the Net Contribution
Consideration and on the terms and conditions set forth in this Agreement, fee simple title to the Real Property and good and valid title to the remainder of the Property.

     Section 2.2.    Contribution Consideration.  The Gross
Contribution Consideration shall be Thirty-Three Million Two
Hundred Twenty-Five Dollars ($33,225,000) and shall be paid to Contributor less (a) Adjustments which reduce the Gross
Contribution Consideration;

(b) the amount of the Assumed Indebtedness (including accrued interest and all other sums due thereunder); (c) the amount of the Wisconsin Power Loan (including accrued interest and all other sums due thereunder); and (d) the amount of Contributor's unsecured construction loan from KeyBank (including accrued interest and all other sums due thereunder) (the "KeyBank Loan"), plus any Adjustments which increase the Gross Contribution Consideration (i.e., the Net Contribution Consideration). The Net Contribution Consideration shall be paid entirely in OP Units having a value (determined pursuant to the formula specified below) equal to the Net Contribution Consideration. Provided that all conditions precedent to Acquiror's obligations to Close as set forth in this Agreement have been satisfied and fulfilled, or waived in writing by Acquiror, the Net Contribution Consideration shall be paid to Contributor at Closing pursuant to SECTION 7.2.

     Section 2.3. Assumed Indebtedness. Subject to the terms of this Agreement, Acquiror shall accept and assume as of the Closing Date (i)all of the Assumed Indebtedness; and (ii) the obligation to repay the principal balance and accrued interest of the KeyBank Loan and the Wisconsin Power Loan, to the extent that Acquiror receives a reduction in the Gross Contribution Consideration on account thereof.

     Section 2.4.    OP Units.

          (a) The Net Contribution Consideration shall be paid by issuance of OP Units to Contributor (or to the OP Unit Recipients on the direction of Contributor). Contributor acknowledges that the OP Units are not certificated and that, therefore, the issuance of the OP Units shall be evidenced by the execution and delivery by Acquiror's general partner of the Acknowledgment.

          (b) The number of OP Units to be delivered in satisfaction of payment of the Net Contribution Consideration shall be the number obtained by dividing the Net Contribution Consideration by the Unadjusted Stock Price. Contributor and Acquiror hereby agree, conclusively and unconditionally, that such determination as to the number of OP Units comprising the Net Contribution Consideration shall be made based upon the Unadjusted Stock Price, regardless of the price per share of Stock (or any other securities of the REIT) on the day of Closing, or at any time before or after Closing. If such calculation would result in a fractional number of OP Units to be delivered, the Acquiror shall pay the fractional amount in cash so as to provide for delivery of a round number of OP Units.

          (c) Prior to the date hereof, Contributor has caused each of its partners to deliver to Acquiror a completed questionnaire ("Investor Questionnaire") providing information concerning each OP Unit Recipient's status as an Accredited Investor. On the basis of the information set forth in the Investor Questionnaires, Acquiror agrees to permit each partner of Contributor to become an OP Unit Recipient and to be admitted as a limited partner in Acquiror provided that this transaction Closes in accordance with its terms and each such partner of Contributor executes an Acknowledgment.

          (d) Contributor hereby covenants and agrees that it shall deliver or shall cause each OP Unit Recipient to deliver to Acquiror, or to any other party designated by Acquiror, any documentation that may be required under the Partnership Agreement or any charter document of the REIT, and such other information and documentation as may reasonably be requested by Acquiror, at such time as any OP Units are exchanged for Stock. The preceding covenant shall survive the Closing and shall not merge into any of the conveyancing documentation delivered at Closing.

          (e) The parties acknowledge that Contributor and Acquiror intend to treat the Exchange as a tax-free partnership contribution pursuant to Section 721 of the Code (except to the extent resulting from the application of Section 7.4(b) hereof). Acquiror shall cooperate in all reasonable respects with Contributor to effectuate such treatment of the Exchange; provided that so long as Acquiror shall perform in accordance with the terms of this Agreement and shall not be in breach of any representations, warranties or covenants set forth herein, (i) Acquiror shall have no liability whatsoever for any tax liability or related expenses of Contributor or any OP Unit Recipient except as expressly provided herein, and (ii) Acquiror shall have no obligation to incur any cost, expense or liability, except as expressly provided herein, unless Contributor has agreed to reimburse and/or indemnify Acquiror to Acquiror's reasonable satisfaction in connection therewith.

     Section 2.5.    Informational Materials.  A true and
correct copy of the Partnership Agreement has been furnished by Acquiror to Contributor. Contributor hereby covenants and agrees that, prior to the Closing, it shall cause each OP Unit Recipient to deliver to Acquiror an acknowledgment that the ownership of OP Units by each OP Unit Recipient and its respective rights and obligations as a limited partner of the Acquiror (including, without limitation their right to transfer, encumber, pledge and exchange OP Units) shall be subject to all of the express limitations, terms, provisions and restrictions set forth in the Partnership Agreement. In that regard, Contributor hereby covenants and agrees that, at Closing, each of the OP Unit Recipients shall execute any and all documentation reasonably required by the Acquiror and the REIT to formally memorialize the provisions of this Section 2.5. Contributor further acknowledges that it has received and reviewed, prior to the date of this Agreement, the REIT's Annual Report on Form 10-K and Annual Report to Shareholders for the year ended December 31, 1997, the REIT's Proxy Statement soliciting proxy materials in connection with the REIT's 1997 annual meeting, the REIT's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and all forms 8-K filed by the REIT with the SEC Subsequent to December 31, 1997 and all press releases of the REIT since that date and Contributor agrees and covenants that each OP Unit Recipient shall so acknowledge on or prior to the Closing Date. All of the materials and information referred to in this SECTION 2.5 are listed on EXHIBIT O hereto and shall be collectively referred to as "Informational Materials."

     Section 2.6. Registration Rights. At Closing, Acquiror shall cause the REIT to confer to each OP Unit Recipient the benefits of the Registration Rights Agreement, a copy of which has been delivered to Contributor and is attached hereto as EXHIBIT N.


                             ARTICLE III
                       ACQUIROR'S DUE DILIGENCE

     Section 3.1     Acquiror's Review and Contributor's
Disclaimer.

          (a) Acquiror acknowledges that Contributor has afforded Acquiror and Acquiror's agents and representatives the opportunity to review all of the Disclosure Materials prior to the date of this Agreement and will continue to make them available hereafter. In addition to the Disclosure Materials, and subject to subparagraph (b) below, Contributor will make the Property available for inspection by Acquiror and/or Acquirors representatives and agents and such parties shall, at Acquiror's risk, be entitled to conduct one or more property condition inspections and environmental audits of the Property and in connection with any of the foregoing to undertake such reasonable and customary physical, environmental and other evaluations and/or investigations and/or inspections of the Property as Acquiror and/or its representatives or agents deems appropriate.

     Acquiror's rights hereunder shall, without limitation specifically include the following:

               (i)   The Acquiror and/or Acquiror's
          representatives and agents shall have the right, subject to the rights of tenants under their respective Leases, to evaluate and inspect the physical properties and structures of all Improvements on the Property, the geological character of the Property, the compliance of the Property with all Legal Requirements, the status of operations and title of the Property and matters of the survey, availability of utilities, maintenance status and other matters pertaining to the condition of the Property collectively (the "Property Condition");

               (ii) The Acquiror and its representatives and agents shall have the right to conduct such interviews with tenants and/or adjoining property owners as Acquiror desires and Contributor shall facilitate the same; and

               (iii) The Acquiror and/or Acquiror's
          representatives and agents shall have the right to examine the environmental status, compliance, quality and condition of the Property, including any and all Improvements and the subsurface thereof, and all adjacent and proximate properties (subject to the rights of the owners and/or occupants of such adjacent and proximate properties) (the "Environmental Status").

          Contributor shall also provide Acquiror with access to the Property and all books, records, files and documents pertaining to the Property in Contributor's or Contributor's managing agent's possession or at Contributor's reasonable disposal at all reasonable times.

          (b) Acquiror's exercise of the rights of review and confirmation set forth in subsection (a) above shall be subject to the following limitations: (i) any entry onto the Property by Acquiror, its agents or representatives, shall be during normal business hours following reasonable prior notice to Contributor and at Contributor's discretion, accompanied by a representative of Contributor, (ii) Acquiror shall not conduct any drilling, test borings or other disturbance of the Property for review of soils, compaction, environmental, structural or other conditions without the prior written consent of the Contributor as to the location and the time of such testing which, at Contributor's discretion, shall be performed in the presence of a representative of Contributor, (iii) any discussions or interviews with any constituent partner, member, manager, shareholder, officer or director of Contributor or any tenants of the Property or their personnel, at Contributor's discretion, shall be conducted in the presence of Contributor or its representatives, (iv) any discussions or interviews with employees at the Property shall, at Contributor's election, be conducted in the presence of Contributor or their representatives, (v) Acquiror shall exercise reasonable diligence not to disturb the use or occupancy or the conduct of business at the Property and
     (vi) Acquiror shall indemnify, protect, defend and hold Contributor and the Contributor Related Parties harmless from and against any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses, including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law) (but expressly excluding consequential or punitive damages) related to or arising out of any entry or inspections performed by Acquiror, its agents or representatives pursuant to clause (ii) of this SECTION 3.1(B) or otherwise in violation of the provisions of this SECTION 3.1(B), and Acquiror, at Acquiror's sole cost and expense, shall promptly restore the Property and any damage caused to the Property by any such inspection; provided that except as expressly set forth herein, Acquiror shall have no liability to Contributor arising from (x) any physical condition of or the presence or disturbance of any Hazardous Material at the Property existing prior to Acquiror's (or its representatives' or agents') entry, whether known or unknown to Contributor, or (y) any acts or omissions of Contributor or its employees, agents or contractors (including, without limitation, any damage due to errors or omissions in information provided to Acquiror or its employees, agents or contractors relating to environmental matters. Contributor shall at all times exercise reasonable diligence in providing Acquiror with access or information that Acquiror requests, but shall bear no liability if Contributor is not able despite reasonable efforts to afford Acquiror such access or information. If Contributor elects to be present during the Acquiror's exercise of the rights of review and confirmation as provided herein, the Contributor shall make its representative available in a timely fashion so as not to delay or interfere with Acquiror's schedule or activities in exercising its rights of review and confirmation. The provisions of this Section 3.1(b) shall survive the termination of this transaction.

          (c) Acquiror acknowledges (i) that Acquiror has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property,
     (ii) that, other than as specifically set forth in this Agreement, Contributor or anyone acting or claiming to act on behalf of Contributor, is not making and has not at any time made any representation or warranty of any kind or nature, either oral or written, directly or indirectly, expressed, implied, statutory or otherwise, with respect to the Property, including, without limitation, representations or warranties as to habitability, merchantability, fitness for a particular purpose, title (other than Contributor's limited warranty of title set forth in the Deed), zoning, tax consequences, latent or patent physical or environmental condition, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith, or the truth, accuracy or completeness of the Disclosure Materials, (iii) other than as specifically set forth in this Agreement, Acquiror is not relying upon and is not entitled to rely upon any representations and/or warranties made by Contributor, (iv) that the Disclosure Materials include certain soil, environmental and physical reports prepared for Contributor or Contributor's lenders by third parties as to which reports Acquiror has no right of reliance except as expressly provided in such reports, and Acquiror acknowledges that Acquiror has conducted an independent evaluation and Contributor or anyone acting or claiming to act on behalf of Contributor, has made no representations or warranties whatsoever as to accuracy, completeness or adequacy of such reports and (v) that the Disclosure Materials include certain economic projections that reflect assumptions as to future market status and future Property income and expense with respect to the Property which are inherently uncertain and as to which Contributor or anyone acting or claiming to act on behalf of Contributor, has not made any representation, guaranty or warranty whatsoever. Acquiror further acknowledges that Acquiror has not received from Contributor any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and that Acquiror is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Based upon Acquiror's familiarity with the Property, Acquiror's due diligence relating to the Property and Acquiror's experience and knowledge as to the market in which the Property is situated and as to investment in and operation of real estate in the nature of the Property and commercial real estate in general, Acquiror shall purchase the Property on the Closing Date in its "AS IS, WHERE IS AND WITH ALL FAULTS" condition, without any representation or warranty whatsoever except as expressly provided in this Agreement, as aforesaid, and, except as expressly provided in this Agreement, Acquiror fully assumes the risk that adverse latent or patent physical, structural, environmental, economic or legal conditions may not have been revealed by Acquiror's investigations. Contributor and Acquiror acknowledge that the Contribution Consideration to be paid to Contributor for the Property has taken into account that the

     Property is being sold subject to the provisions of this
     SECTION 3.1. Except as set forth in Section 5.5, nothing in this SECTION 3.1 shall be deemed to impair, limit or otherwise affect Acquiror's rights under this Agreement in respect of the representations, warranties and covenants of Contributor set forth in this Agreement and the other express provisions hereof binding on Contributor, and except as set forth in Section 5.5, nothing contained in this SECTION 3.1 shall be deemed to constitute a waiver by Acquiror of its rights at law or in equity, if any, to seek contribution or other recourse against Contributor in the event of a claim asserted against Acquiror by a third party with respect to liabilities arising from or relating to a breach of any express representations, warranties or covenants by Contributor hereunder to the extent that such representation, warranty or covenant has not been terminated pursuant to SECTION 5.5(A). Contributor and Acquiror agree that the provisions of this SECTION 3.1 shall survive the Closing Date and the filing for record of the Deed.

          (d) Without limiting the generality of the provisions of this SECTION 3.1, except as expressly provided in this Agreement, Contributor makes no representations or warranties as to the presence or absence of any Hazardous Materials in, on, under or about the Properties. Except as expressly provided in SECTIONS 5.1(B)(XVIII) AND (XXII) of this Agreement, Acquiror specifically waives any private right of action provided, and agrees (for itself or anyone deriving rights by or through Acquiror) not to sue or join Contributor in any suit, claim or cause of action under CERCLA, any other Environmental Laws and/or any principles of common law relating to environmental matters to recover or be reimbursed for any liabilities, costs, fees, or expenses from the Contributor, Contributor Related Parties, or any predecessors in interest; provided, however, that in no circumstances will Acquiror protect, defend, hold harmless, reimburse or indemnify Contributor or any Contributor Related Party in any way from claims brought against Contributor or any Contributor Related Party by any third parties in connection with the presence of any Hazardous Materials or any violation of Environmental Laws and/or common law relating to environmental matters existing prior to the Closing Date. The agreements set forth in this
     Section 3.1(d) shall survive the Closing Date and the filing for record of the Deed.

          (e)  Subject solely to Section 7.3 and the
     representations set forth in SECTION 5.1, except as may be limited as set forth in SECTION 5.5, effective as of the Closing Date, Acquiror, for itself and its agents, partners, members, shareholders, officers, directors, managers, affiliates, successors and assigns, hereby releases and forever discharges Contributor and the Contributor Related Parties from any and all rights, claims, actions, causes of action, demands and liabilities at law or in equity, whether known or unknown at the time of this Agreement
     (collectively, "Claims"), which Acquiror has or may have in the future, arising out of or related to the physical, structural, environmental, economic or legal condition of the Property, including, without limitation, all claims in tort or contract and any claim for indemnification or contribution arising under CERCLA or any other Environmental Laws or any other federal, state or local statute, rule or ordinance now or at any time hereafter in effect relating to liability of property owners or operators for environmental matters, but excluding (i) claims and liabilities specified in SECTION 5.2, subject to the limitations of Section 5.5,
     (ii) obligations of Contributor
     surviving Closing subject to the limitations in SECTION 5.5, and (iii) claims arising as a result of gross negligence or wilful wrongdoing on Contributor's part. Without limiting the foregoing, on the Closing Date, Acquiror shall be deemed to have waived, relinquished and released Contributor and all of the Contributor Related Parties from any and all Claims and other matters arising out of latent or patent defects or physical conditions, violations of applicable laws and any and all other acts, omissions, events, circumstances or matters affecting the Property, subject, however, to Acquiror's rights and remedies provided for in this Agreement in the event of the breach of any of Contributor's express warranties, representations or covenants contained herein and subject to the next to last sentence of
     SECTION 3.1(C) hereof.

     Section 3.2     Material Adverse Matters.

          (a) On or prior to the last day of the Confirmation Period, Acquiror has delivered to Contributor the Confirmation Letter, as attached as EXHIBIT C, confirming, other than as specified in the Confirmation Letter, Acquiror's satisfaction as to the absence of any Adverse Matters Amount in excess of the Materiality Threshold Amount. Acquiror's failure to deliver to Contributor, on or prior to the last day of the Confirmation Period, an executed Confirmation Letter shall be conclusively deemed as Acquiror's confirmation of the absence of any Adverse Matters Amount in excess of the Materiality Threshold Amount. Other than for (i) breaches of Contributor's representations, warranties and covenants as expressly set forth in this Agreement that are discovered following the close of the Confirmation Period, (ii) matters identified in tenant or lender estoppel certificates which are inconsistent with written disclosures or representations by Contributor on or prior to the date hereof, or (iii) events which occur following the Confirmation Period but prior to Closing and which are not covered by insurance or condemnation proceeds (which are governed by SECTION 8.1 hereof) (collectively, "Post Confirmation Period Material Events"), Acquiror and Contributor shall have no rights or obligations based upon, and Acquiror specifically waives any rights or claims relating to, any Adverse Matters not identified (in accordance with the terms of this Agreement) in the Confirmation Letter for any reason whatsoever, including, without limitation, (i) mandatory exclusion from the Confirmation Letter because the Adverse Matters Amount does not exceed the Materiality Threshold Amount, or
     (ii) Acquiror's failure or inability for any reason (unless such reason results from Contributor's deliberate and malicious action or inaction) to identify such Adverse Matters prior to the close of the Confirmation Period.

          (b) If the Adverse Matters Amount exceeds the Materiality Threshold Amount, the Confirmation Letter shall set forth (i) the exact nature of any claimed Adverse Matters that contributed to such excess and the manner in which any such claimed Adverse Matters have an adverse effect on the value of the Property and (ii) reasonably detailed evidence of the existence of such Adverse Matters and Acquiror's rationale for and calculation of the Adverse Matters Amount.

          (c) If the Adverse Matters Amount, as reflected in the Confirmation Letter, is less than Termination Trigger Amount but more than the Materiality Threshold Amount, the Contribution Consideration shall be reduced by the excess of (i) the Adverse Matters Amount over (ii) the Materiality Threshold Amount as reduced by the excess, if any, of the Materiality Threshold Amount in the Meridian Transaction over the Adverse Matters Amount in the Meridian Transaction. For example, if the Adverse Matters Amount for the Property is $750,000 (i.e. $250,000 above the Materiality Threshold Amount for the Property), and the Adverse Matters Amount in the Meridian Transaction is $400,000 (i.e. $100,000 below the Materiality Threshold Amount for the Meridian Transaction), the Gross Contribution Consideration for the Property shall be reduced by $150,000 instead of $250,000.
     In such event both parties shall be obligated to Close this transaction on the Closing Date in accordance with the terms of this Agreement, but Contributor shall have the right to arbitrate the Adverse Matters Amount pursuant to the arbitration provisions set forth in SECTION 8.5 below. In the event that the Meridian Transaction does not close prior to or substantially contemporaneously with the Closing hereunder, the calculation of the reduction in the Contribution Consideration pursuant to this Section 3.2(c) shall be made without regard to the Adverse Matters Amount in the Meridian Transaction; provided, however, that promptly following the closing of the Meridian Transaction, such reduction in the Contribution Consideration shall be recalculated to take account of the excess, if any, of the Materiality Threshold Amount in the Meridian Transaction over the Adverse Matters Amount in the Meridian Transaction, whereupon Contributor or Acquiror, as the case may be, shall pay, in accordance with the terms of Section 7.3(g), to the other party an amount equal to the adjustment that should have been made in the Contribution Consideration. The provisions of this Section 3.2(c) shall survive the Closing.

          (d) If the Adverse Matters Amount, as reflected in the Confirmation Letter, is greater than the Termination Trigger Amount, then Acquiror shall elect in the Confirmation Letter either (i) to Close this transaction on the basis of a reduction of the Contribution Consideration by the difference between the Termination Trigger Amount and the Materiality Threshold Amount (but without any reduction in the Contribution Consideration for the excess over the Termination Trigger Amount), or (ii) to terminate this Agreement (the "Termination Notice"). Upon receipt by Contributor of the Confirmation Letter with a Termination Notice, Contributor shall elect, within five (5) Business
     Days thereafter, one of the following: (A) to agree to the termination of this Agreement, in which event the Deposit shall be returned to Acquiror; (B) to agree to Close this transaction on the basis of a reduction in the Contribution Consideration in the full amount of the excess of the Adverse Matters Amount over the Materiality Threshold
     Amount, in which event both parties shall be obligated to Close this transaction on the Closing Date in accordance with the terms of this Agreement, or (C) to elect to pursue arbitration pursuant to SECTION 8.5 below, in which event, either Contributor shall be obligated to Close the transaction (in accordance with clause (B) of this sentence but using the arbitrator's determination of the Adverse
     Matters Amount as the basis for reducing the Contribution Consideration) if the arbitrator(s) agree(s) with Contributor's position regarding the Adverse Matters Amount, or Contributor shall be permitted to terminate this Agreement if the arbitrator(s) agree(s) with Acquiror's position regarding the Adverse Matters Amount, or, in the alternative, to Close this transaction in accordance with Clause (B) of this sentence. In the event that Acquiror shall elect to Close this transaction pursuant to clause (i) above, Contributor shall have the right to arbitrate the Adverse Matters Amount pursuant to the arbitration provisions set forth in SECTION 8.5, but notwithstanding the outcome of said arbitration, Contributor shall be obligated to Close this transaction, provided that the reduction in the Contribution Consideration shall be the difference between the lesser of the Termination Trigger Amount or the Adverse Matters Amount determined by arbitration, on the one hand, and, on the other hand, the Materiality Threshold
     Amount. Notwithstanding anything to the contrary set forth in this Agreement, if the Adverse Matters Amount exceeds ten percent (10%) of the Contribution Consideration, Acquiror may elect to terminate this Agreement without regard to Contributor's willingness to reduce the Contribution Consideration by an amount equal to the excess of the Adverse Matters Amount over the Materiality Threshold
     Amount, subject to Contributor's right to arbitrate the Adverse Matters Amount pursuant to SECTION 8.5.
     Notwithstanding anything herein to the contrary, the amount of the reduction in the Gross Contribution Consideration shall be reduced by the excess, if any, of the Materiality Threshold Amount over the Adverse Matters Amount in the Meridian Transaction.

          (e) In the event that Contributor has elected to pursue arbitration pursuant to clause (C) of SECTION 3.2(D) hereof, the termination by Acquiror pursuant to clause (ii) of such Section shall not be effective until the conclusion of such arbitration. If such arbitration shall have determined that the Adverse Matters Amount is greater than the Termination Trigger Amount, this Agreement shall be terminated unless Contributor elects, within five (5) Business Days after receipt of notice of such determination through arbitration to agree to Close this transaction on the basis of a reduction in the Contribution Consideration in the full amount of the excess of the Adverse Matters Amount over the Materiality Threshold Amount by giving written notice to Acquiror, in which event the Closing shall occur on the second business day after Acquiror receives such notice. In addition, if Contributor shall have elected to pursue arbitration pursuant to clause (C) of SECTION 3.2(D), Contributor shall have the right to require that the Closing occur on the Closing Date prior to the conclusion of the arbitration, in which event the parties shall be obligated to Close this transaction on the Closing Date and the Contribution Consideration shall be reduced by the excess of the Adverse Matters Amount over the Materiality Threshold Amount as determined by such arbitration. Escrow arrangements shall be made pursuant to the provisions of
     SECTION 8.5(D) hereof.

          (f)  In the event that Post-Confirmation Period
     Material Events (as defined in SECTION 3.2(A)) occur prior to the Closing Date, Acquiror as its sole remedy shall be entitled to recalculate the Adverse Matters Amount by adding to the amount of Adverse Matters discovered during the Confirmation Period the amount of any new Adverse Matters created as a result of a Post Confirmation Period Material Event and deliver a new Confirmation Notice to Contributor prior to the scheduled Closing Date setting forth the results of such recalculation and containing the information required under SECTION 3.2(A). Thereupon, the procedures set forth in SECTIONS 3.2(B), (C), (D) and (E) shall be implemented, and the Closing Date shall be delayed a sufficient period of time to permit such implementation.

          (g) Notwithstanding anything in this Agreement to the contrary, any matters identified by Acquiror prior to the Closing Date that constitute breaches of representations, warranties and covenants and also constitute Adverse Matters shall be treated solely as Adverse Matters and shall not be the subject of any claim for breach of representation, warranty or covenant under ARTICLE V.

          (h) Notwithstanding anything to the contrary set forth above, Acquiror and Contributor agree that the following categories of Adverse Matters ("Non-Curable Adverse Matters"), if discovered or occurring with respect to the Property at any time after the date hereof and prior to Closing, are not readily quantifiable or are otherwise not of a nature which Acquiror should be obligated to accept even if Contributor were prepared to reduce the Net Contribution Consideration: A release of Hazardous Materials which is of such seriousness as to materially adversely affect the viability of the Property as a shopping center. Within three (3) Business Days following the discovery or occurrence of a Non-Curable Adverse Matter, Acquiror shall notify Contributor of the nature of the Non-Curable Adverse Matter and that Acquiror elects (i) to terminate this Agreement; (ii) to Close this transaction without adjustment to the Net Contribution Consideration, notwithstanding the existence of such Non-Curable Adverse Matter, or (iii) to Close this transaction provided that Contributor agrees to cure such Non-Curable Adverse Matter in a manner reasonably satisfactory to Acquiror or to reduce the Net Contribution Consideration by an amount reasonably acceptable to Acquiror. In the event that Acquiror elects item (iii) in the preceding sentence, Contributor shall elect, by written notice to Acquiror, within five (5) Business Days thereafter, either (x) to agree to cure the Non-Curable Adverse Matter in a manner proposed in such notice or to accept a reduction in the Net Contribution Consideration by an amount proposed in such notice, or
     (y) to terminate this Agreement. If Contributor elects to terminate this Agreement, Acquiror shall have the right, by written notice to Contributor within five (5) Business Days thereafter, to proceed to Close the transaction without cure or reduction, in which event Contributor shall be obligated to Close the transaction. Notwithstanding anything to the contrary set forth above, in the event the Contributor disputes the existence of a Non-Curable Adverse Matter alleged by Acquiror, Contributor shall be entitled to arbitrate the matter pursuant to the provisions of
     SECTION 8.5.

     Section 3.3     Title Exceptions.

          (a) Acquiror has secured and may continue to secure, at Acquiror's expense, during the Confirmation Period any additional title report or survey updates desired by Acquiror. Any title exceptions or issues disclosed by title or survey updates, disclosed by Contributor to Acquiror or otherwise identified by Acquiror, and which are not within the definition of Permitted Exceptions, shall be referred to as "Additional Exceptions." Acquiror, in any event, shall endeavor in good faith to cause the Title Company to delete or insure over any Additional Exceptions prior to Acquiror's expression of such matters in an Additional Exception Notice
     (as hereinafter defined).

          (b) Acquiror shall have the right to deliver a notice to Contributor identifying any Additional Exceptions ("Additional Exception Notice") (i) on or prior to the expiration of the Confirmation Period, and (ii) on or prior to the Closing Date solely with respect to matters that (A) are set forth in an update to the Title Report first received by Acquiror after the expiration of the Confirmation Period which materially and adversely affect the Property or Acquiror's rights in the Property, or (B) arise as a result of an act or omission of Contributor, its partners, employees or agents and materially and adversely affect the Property or Acquiror's rights in the Property. Acquiror's failure to deliver any such notice in timely fashion shall be deemed an approval of the applicable Additional Exceptions disclosed to Acquiror in the Title Report or any title or survey updates, or disclosed to Acquiror by Contributor in writing or otherwise discovered by Acquiror during the Confirmation Period. Except as set forth above, Acquiror shall have no right to deliver an Additional Exception Notice following the close of the Confirmation Period. If Acquiror delivers an Additional Exception Notice within such period, Acquiror and Contributor shall promptly attempt to agree upon the method or cost to cure or remove such Additional Exception or, if not susceptible to cure or removal such Additional Exception shall be deemed to be an Adverse Matter and shall be resolved in accordance with the procedures set forth in
     SECTION 3.2. Notwithstanding the foregoing, Acquiror shall not have the right to object to any Additional Exception if the Title Company is willing to affirmatively insure or endorse over such Additional Exception at Contributor's expense.

          (c) "Permitted Exceptions" shall refer to (i) all Leases listed on the Lease List; (ii) any and all exceptions to title set forth in the Title Report attached as EXHIBIT P or the Survey identified on Exhibit P, (iii) zoning ordinances and regulations and other similar laws or regulations governing use or enjoyment of the Property, (iv) matters affecting title created by or with the written consent of Acquiror, (v) liens to secure taxes and assessments not yet due and payable, (vi) mortgages or deeds of trust and related encumbrances securing the Assumed Indebtedness, and (vii) any Additional Exceptions agreed to or accepted by Acquiror in writing in accordance with the terms of this Agreement. Notwithstanding the foregoing, on the Closing Date, Contributor shall, at Contributor's sole cost and expense, remove any liens of any mortgages or deeds of trust securing indebtedness of Contributor (excluding therefrom any mortgages or deeds of trust and related encumbrances securing the Assumed Indebtedness and any evidence of the KeyBank Loan and Wisconsin Power Loan), liens for other monetary obligations that are not assumed by Acquiror (for such purposes, all unpaid installments of assessments not yet due and payable collected with ad valorem real estate taxes shall be assumed by Acquiror, subject to the prorations set forth in SECTION 7.3, and represent Permitted Exceptions) and any title matters created in violation of Contributor's covenant set forth in
     SECTION 5.2(H), except for any Additional Exceptions agreed to or accepted by Acquiror in writing in accordance with the terms of this Agreement.

          (d) Contributor shall have no obligation to execute any affidavits or indemnifications in connection with the issuance of the Title Policy (hereinafter defined in SECTION 4.1(A)), excepting only customary affidavits such as regarding authority, the non-foreign status of Contributor, the rights of tenants in possession and the status of mechanics' liens in the form attached hereto as EXHIBIT Q.


                              ARTICLE IV
                         CONDITIONS PRECEDENT

     Section 4. l    Conditions.

          (a) Notwithstanding anything in this Agreement to the contrary, Acquiror's obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver of each of the following conditions precedent at or prior to Closing:

               (i)   The written commitment, upon the sole
          condition of the payment of any regularly scheduled premium, of the Title Company to issue, with respect to the Property, an American Land Title Association Owner's Policy of Title Insurance in conformity with the Title Report (the "Title Policy") insuring Acquiror's fee simple title to the Real Property on the Closing Date in an amount equal to the Gross Contribution Consideration, subject only to the printed conditions and exceptions of such policy, the Permitted Exceptions and such Additional Exceptions as are agreed to by Acquiror pursuant to SECTION 3.3(B) above, together with such customary endorsements and affirmative coverage as Acquiror shall reasonably request; provided that Contributor shall bear no additional expense as a result thereof;

               (ii) Contributor's performance, observance or tender of performance of all Closing obligations and other material covenants and conditions required of Contributor under this Agreement;

               (iii) All representations and warranties of Contributor set forth in SECTIONS 5.1(A) AND 5.1(C) hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date and Contributor shall have so certified in writing (provided that nothing herein is intended to abrogate Acquiror's right to terminate this transaction pursuant to

          SECTION 3.2 based upon breaches of the representations and warranties set forth in SECTION 5.1(B));

               (iv)  Receipt by Acquiror no later than the
          Closing Date of the following estoppel letters:

                     (A) Estoppel letters from Sears, JC
               Penney, Boston's and Kohl's (collectively, the "Majors") dated no earlier than sixty (60) days prior to Closing in the form required under their respective Leases (provided that Contributor shall make reasonable efforts to obtain estoppel letters on the form attached hereto as EXHIBIT R); and

                     (B) Estoppels dated no earlier than
               sixty (60) days prior to Closing in the form attached hereto as EXHIBIT R from all tenants under Leases of Ten Thousand (10,000) square feet or more of gross leasable area within the Property and from not less than seventy-five (75%) of all other tenants of the Property leasing less than ten thousand (10,000) square feet computed by reference to gross leasable area; and

                     (C) In addition to the foregoing
               estoppels, a master estoppel in the form attached hereto as EXHIBIT S (the "Master Estoppel") from Contributor with respect to all Leases (other than the Leases described in subparagraph (A) and Leases of 10,000 square feet or more of gross leasable area unless Acquiror has waived in writing such conditions as to any such Lease) for which estoppels have not been obtained and delivered. For one (1) year after Closing, Contributor shall use its reasonable good faith efforts to obtain and deliver such tenant estoppels. Any statements made by Contributor in such master estoppel shall constitute warranties and representations by Contributor which shall survive the Closing until the earlier to occur of
               (x) the first anniversary of the Closing Date, or
               (y) the date on which any tenant supplies its own estoppel, to the extent such tenant's estoppel covers the items set forth in the Master Estoppel; provided, however, that to the extent that any tenant estoppel differs materially from the Master Estoppel, Acquiror shall be permitted to treat such material difference as a claim for breach of a representation or warranty pursuant to Section 5.5(b); and provided, further, that, notwithstanding anything in this Agreement to the contrary, Acquiror shall have until the earlier of
               (i) three (3) months after the receipt by Acquiror of the tenant estoppel in question, or (ii) one
               (1) year after Closing, to deliver a Claim Notice to Contributor with respect to such breach; and

                     (D) The estoppel letter (or other
               reasonable evidence) from the Assumed Indebtedness Lender dated no earlier than thirty (30) days prior to Closing, reflecting no material defaults then existing under the Assumed Indebtedness and confirming (A) the outstanding principal balance thereof, (B) the interest rate, (C) the date installments of interest and/or principal were last paid, (D) consenting to the assumption of the Assumed Indebtedness by Acquiror, and (E) listing each of the Assumed Loan Documents and stating that none of the Assumed Loan Documents have been modified (or, if modified, that such modification is set forth in the assumed Loan Documents).

          Notwithstanding anything in this Agreement to the contrary, if the foregoing condition (iv) has not been satisfied or waived on or before the scheduled Closing Date, Contributor shall have the right to extend the Closing Date until the earlier of (x) sixty (60) days following the scheduled Closing Date or (y) the date on which such conditions are satisfied or waived.

               (v)   The execution and delivery by all OP Unit
          Recipients of the Acknowledgment.

               (vi)  There having occurred no Non-Curable
          Adverse Matters following the Contract Date; unless the foregoing condition is waived by Acquiror pursuant to the provisions of SECTION 3.2(H).

               (vii) The following shall not have occurred:

                     (A) the bankruptcy of any Major; or

                     (B) the actual, or delivery of notice
               of, closing of business of the store operated by any of the Majors other than for repairs, inventory, remodeling and similar matters which are intended to be on a temporary basis;

               (viii) There being no material litigation or other proceeding pending against Contributor or the Property that would have a material adverse effect on the Property or Acquiror's use thereof as a shopping centers; and

               (ix) The execution and delivery by all parties thereto of an amendment of the lease with Penney relating, among other things, to the reduction of the required parking ratio in certain circumstances to 4 per thousand in the form of EXHIBIT L.

               (x) The execution and delivery of the consent of the Assumed Indebtedness Lender in accordance with the terms of 4.1(C) hereof.

          (b) Notwithstanding anything in this Agreement to the contrary, Contributor's obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent at or prior to
     Closing:

               (i)   Acquiror's performance or tender of
          performance of all Closing obligations and other material covenants and conditions required of Acquiror under this Agreement; and

               (ii)  All representations and warranties of
          Acquiror set forth in ARTICLE V hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date and Acquiror shall have so certified in writing.

               (v) The execution and delivery by Acquiror of the Acknowledgments.

          (c) Acquiror acknowledges and agrees that the Contributor must obtain the consent of the Assumed Indebtedness Lender to the transfer of the Property to Acquiror subject to the Assumed Loan Documents and to the assumption by Acquiror of the Assumed Indebtedness. If, despite the reasonable good faith efforts of Acquiror and Contributor (as provided in SECTIONS 5.2(H) and 5.4(A) hereof), the Assumed Indebtedness Lender fails to give its consent to the transfer of the Property on terms and conditions satisfactory to the Contributor and Acquiror, each acting reasonably, by the close of the Confirmation Period, then the Acquiror together with Contributor shall continue to seek such Assumed Indebtedness Lender's consent for an additional period of sixty (60) days after the close of the Confirmation Period, in which case if such consent is not obtained within ten (10) days after the end of the Confirmation Period, the Closing Date will be deferred to that date which is two (2) Business Days after such Assumed Indebtedness Lender's consent is obtained. If the parties are unable to obtain the Assumed Indebtedness Lender's consent or, in the alternative, to arrange for mutually agreeable replacement financing within the additional period of sixty (60) days provided hereunder, then this Agreement may be terminated by either party by giving written notice to the other at any time prior to the receipt of such consent, and, upon delivery of such notice of termination, the Deposit will be returned to Acquiror and the parties will thereafter be relieved of all further liability hereunder, except the Surviving Covenants. For purposes of this SECTION 4.1(C), it is agreed that the consent by the Assumed Indebtedness Lender shall be deemed acceptable only if the Assumed Indebtedness Lender approves of the transaction contemplated herein, issues a clean estoppel certificate and agrees to modify the Assumed Loan Documents in order to provide, in substance, that

               (i) the transfer of shares of the REIT or the merger or consolidation of the REIT with or into any other entity shall be permitted;

               (ii) the transfer of operating partnership units in Acquiror or the merger or consolidation of Acquiror into or with any other entity, shall be permitted;

               (iii) transfers of the Property to entities which are, directly or indirectly, controlled and at least 50% owned by Acquiror, or its permitted successors, shall be permitted without the payment of any transfer fee;

               (iv) one subsequent transfer of ownership of the Property (whether or not to an entity that is permitted under clause (iii)) shall be permitted provided the transferee is approved and a 1% transfer fee is paid to the Assumed Indebtedness Lender, as provided under
          Section 3.5(1)(b) of the mortgage contained within the Assumed Loan Documents;

               (v) changes in the management of the Property shall be permitted to entities that are affiliates of Acquiror; and

               (vi) the existing side letters, except the side letter relating to outlot development, between Contributor and the Assumed Indebtedness Lender shall continue to be in effect and shall run to the benefit of Acquiror.


     Section 4.2 Failure or Waiver of Conditions Precedent. If any of the conditions set forth in SECTION 4.1 are not fulfilled or waived at or prior to Closing, then the party benefitted by such condition may, by written notice to the other party, terminate this Agreement, whereupon all rights and obligations hereunder of each party shall cease and terminate and be of no further force or effect except for the Surviving Covenants, unless the other party is able to secure the satisfaction of the noted condition within five (5) Business Days of such termination notice, in which event this Agreement shall not terminate. Notwithstanding the foregoing, the termination of this Agreement pursuant to this SECTION 4.2 shall not be deemed to waive any rights that a party may have pursuant to Article VI of this Agreement. Either party may, at its election, at any time or times at or before the Closing, waive in writing the benefit of any of the conditions set forth in SECTION 4.1(A) and
SECTION 4.1(B). In any event, Acquiror's consent to the Close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions except as otherwise specified by the provisions in writing. If this Agreement is terminated by Acquiror as a result of the failure of any condition set forth in
SECTION 4.1(A), the Title Company, as escrow agent, shall return the full amount of the Deposit to Acquiror, together with any interest accrued thereon.


     Section 4.3 Either party shall have the right to terminate this Agreement in the event that the Contribution, Exchange and Sale Agreement of even date herewith concerning the Meridian Property (the "Meridian Contract") is terminated as a result of the "Potential Pipeline Spill" (as such term is defined therein) by giving notice to the other party with two (2) days after the termination of the Meridian Contract. In the event this Agreement is terminated under this Section 4.3, the Deposit shall be promptly returned to the Acquiror, together with interest accrued thereon, in any, and neither party shall any further rights in obligations hereunder. Notwithstanding anything to the contrary contained herein, the Closing Date hereunder shall be automatically extended until the date that is two (2) days after each party's termination rights with respect to the Potential Pipeline Spill shall have lapsed.

                              ARTICLE V
               COVENANTS WARRANTIES AND REPRESENTATIONS

     Section 5.1     Contributor's Warranties and
Representations. Contributor makes the following representations and warranties to Acquiror, provided that Acquiror acknowledges and agrees that each of such representations and warranties shall be deemed expressly qualified by any information set forth on the Disclosure Materials List and Statement or in the Disclosure Materials set forth on the Disclosure Materials List & Statement.

          (a)  Contributor's Organizational Representations.
     Contributor represents and warrants as follows:

               (i) Contributor is a partnership organized, validly existing and in good standing under the laws of the State of Ohio and has qualified to do business in the State of Wisconsin. Contributor has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, and all actions of Contributor necessary to confer such power and authority upon the persons executing this Agreement (and all documents which are contemplated by this Agreement) on behalf of Contributor have been taken and this Agreement constitutes a valid and legally binding obligation of Contributor enforceable against Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to principles of equity.

               (ii)  Contributor's execution and delivery of
          this Agreement, the consummation of the transactions contemplated hereby and the performance of Contributor's obligations under the instruments required to be delivered by Contributor at the Closing, do not and will not require the consent, approval or other authorization of, or registration, declaration or filing with, or payment of any premium, fee or penalty to any Governmental Authority (excepting the recordation of Closing documents to the extent contemplated in this Agreement and any transfer taxes payable in connection therewith) and do not and will not result in the creation of or claim of any lien, charge or encumbrance upon the Property or any portion thereof or any violation of, or default under, any law, regulation, rule, order or judgment of any Governmental Authority or any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Contributor is a party or by which Contributor is bound; provided, however, that the Contributor must obtain the consent of the Assumed Indebtedness Lender to permit the transfer of the Property to Acquiror and Acquiror's assumption of the Assumed Indebtedness, which consent may be subject to certain conditions imposed by the Assumed Indebtedness Lender or otherwise set forth in the Assumed Loan Documents.

               (iii) There is no litigation, investigation or proceeding pending or, to Contributor's knowledge, contemplated or threatened against Contributor that, if decided adversely to Contributor, would materially and adversely affect the value of the Property or Contributor's ability to perform Contributor's obligations under this Agreement or any other instrument or document related hereto.

               (iv) Contributor is not a "foreign person" as defined in SECTION L445(F)(3) of the Code.

               (v)   As of December 31, 1997, Contributor's
          adjusted tax basis in the Property for federal income tax purposes was approximately as set forth on EXHIBIT U, and the scheduled tax depreciation, cost recovery and amortization deductions for future years are approximately as set forth on such Exhibit. Except as noted on such Exhibit, adjusted tax basis and the scheduled tax depreciation, cost recovery and amortization deductions for future years for state income tax purposes do not differ materially from the federal amounts.

               (vi) As of December 31, 1997, the "outside tax basis" of each of the partners of Contributor, their capital accounts and share of liabilities is approximately as set forth on EXHIBIT V.

          (b) Property Status. Contributor represents and warrants with respect to the Property, except as otherwise disclosed in the Disclosure Materials set forth on the Disclosure Materials List and Statement (EXHIBIT D hereof):

               (i)   Attached hereto as EXHIBIT H is a Lease
          List (Rent Roll) with respect to the Property which is true, correct and complete.

               (ii) The Lease List for the Property lists all of the Leases affecting the Property. Contributor has made true, correct and complete originals or copies of all Leases in effect as of the date hereof available to Acquiror for its review. To Contributor's knowledge except as may be set forth on the Lease List, each Lease identified on the Lease List is in full force and effect and has not been modified, assumed or extended except as specified, and, except as disclosed in the Disclosure Materials List and Statement, no tenant is in material default under any such Lease and Contributor has not received written notice of any material default by the landlord under any such Lease. No tenant or other person or entity has an option to purchase or right of first refusal with respect to the sale of all or any part of the Property.

               (iii) All leasing commissions in respect of the current terms of the Leases currently in effect have been or will be paid in full by Contributor, except as provided on EXHIBIT W.

               (iv)  Except as set forth on EXHIBIT X,
          Contributor has received no written notice within the thirty-six (36) month period immediately preceding the date hereof, from any tenant under any Lease which is still outstanding and otherwise has no knowledge that such tenant is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any rents paid, payable or to become payable by such tenant thereunder or any other sums due any tenant pursuant to the terms of its Lease, or is entitled to cancel or terminate its Lease or to be released of any of its material obligations thereunder.

               (v) To Contributor's knowledge, all work which is required to be performed by the landlord under each Lease has been performed to the Tenant's satisfaction or as required to be performed by landlord pursuant to such Lease, except for work not completed and listed on EXHIBIT Y, and the parties shall bear responsibility for the same as indicated on such Exhibit.

               (vi)  All amounts in respect of tenant cash
          allowances, lease takeover payments or takeback payment obligations and all other tenant cash inducements have been paid or satisfied in full, except as set forth on EXHIBIT Z, and the parties shall bear responsibility for the same as indicated on such Exhibit.

               (vii) All security deposits currently held pursuant to the Leases are listed on EXHIBIT H hereto (including all accrued interest thereon, which is listed separately). All security deposits furnished to the landlord under the Leases have been held and applied in compliance with the applicable Leases.

               (viii) Except for Penney, no person or entity using or occupying space at the Property under any Lease is an affiliate of Contributor, nor does Contributor or any affiliate thereof have any interest (other than owning securities of such affiliate which is publicly traded) in any such person or entity.

               (ix)  There are no unexpired "free rent" periods
          (or similar concessions) granted to any tenants under any of the Leases, except as set forth on EXHIBIT H.

               (x) Contributor has not received any notice from a tenant within the thirty-six (36) month period preceding the date of this Agreement that has not been cured stating that a condition exists that would now permit a Tenant to cancel or terminate such Lease (or any portion thereof), to be released from liability under such Lease or cease operating or reduce its obligations under such Lease.

               (xi) Contributor has made originals or copies of all Contracts in effect as of the date hereof which survive the Closing available to Acquiror for its review, all of the documents comprising such Contracts being identified in EXHIBIT AA hereto.

               (xii) Except as set forth on EXHIBIT AA, Contributor has not given or received any written notice of default to or from any party to a Contract which survives the Closing which is still outstanding and otherwise has no knowledge that Contributor or any such party has defaulted in any material respects in performing any of its material obligations under such Contract.

               (xiii) Except as set forth on EXHIBIT AA, no cancellation or termination fee is payable in connection with the early termination of any Contract which survives the Closing.

               (xiv) Contributor has no direct or indirect ownership interest in any service provider or any fees payable to such provider under any contract which will remain in effect after the Closing.

               (xv) There are no agreements with brokers or any other persons or entities providing for the management or leasing of the Property or with contractors providing for construction within the Property which will remain in effect following the Closing, except as set forth on EXHIBIT AA or elsewhere in this Agreement.

               (xvi) The copies of the Disclosure Materials provided to Acquiror are, to Contributor's knowledge, true, accurate and complete in all material respects.

               (xvii) To Contributor's knowledge, within the thirty-six (36) month period preceding the date of this Agreement, Contributor has received no written notice from any Governmental Authorities that eminent domain proceedings for the condemnation of or any zoning, land use or similar proceedings relating to the Property or any part of the Property are pending and, to Contributor's knowledge, no such proceedings are threatened (in writing).

               (xviii)   To Contributor's knowledge, within the
          thirty-six (36) month period preceding the date of this Agreement, Contributor has received no written notice of and has no knowledge of any threatened (in writing) or pending litigation against Contributor, including litigation pursuant to any Environmental Law, which, if decided adversely to Contributor, would materially and adversely affect the Property;

               (xix) To Contributor's knowledge, within the thirty-six (36) month period preceding the date of this Agreement, Contributor has received no written notice that has not been cured or corrected from any Governmental Authority that the improvements constituting the Property are presently in violation of any applicable building codes;

               (xx) To Contributor's knowledge, Contributor has received no written notice from any Governmental
          Authority that has not been cured or corrected that the current use of the Property is in violation of any applicable zoning, land use or other similar law affecting the Property;

               (xxi) To Contributor's knowledge, no Taxes or
          Assessments are currently the subject of protest or appeal.

               (xxii) To Contributor's knowledge, Contributor has not received any written notice within the thirty-six (36) month period preceding the date of this Agreement which has not been cured or corrected
          (A) from any Governmental Authority of any failure by Contributor to obtain any certificate, permit, license or approval (including those required under Environmental Law) with respect to the Property, or any intended revocation, modification or cancellation of any of the same or (B) any violation of any restriction, condition, covenant or agreement contained in any easement, restrictive covenant or any similar instrument or agreement which constitutes a Permitted Exception.

               (xxiii)   To Contributor's knowledge, there are no
          Contracts with respect to the Property that are not cancelable by the owner of the Property within thirty
          (30) days after written notice from Contributor, except as disclosed on EXHIBIT AA.

               (xxiv) Contributor is the fee simple owner of the Land and Improvements and has the full and sole right, power and authority to sell, assign and convey the Property pursuant to this Agreement. Contributor has not leased, mortgaged, hypothecated, pledged or assigned all or any portion of Contributor's estate, right, title and interest in and to the Property to any person, except for Permitted Exceptions and any encumbrances to be removed by Contributor at or prior to Closing.

               (xxv) Except as set forth in the environmental reports listed on EXHIBIT D included within the Disclosure Materials, any reports or studies prepared by or for Acquiror and any reports obtained by
          Acquiror: (A) to Contributor's knowledge, within the thirty-six (36) month period preceding the date of this Agreement, Contributor has received no written notice from any Governmental Authority which has not been cured or corrected of the presence of any Hazardous Materials presently deposited, stored, or otherwise located on, under, in or about the Property, except for Hazardous Materials used by Contributor or tenants of the Property in the ordinary course of business or as part of their inventory; and (B) to Contributor's knowledge, there are no underground storage tanks on the Property.

               (xxvi) A schedule of the material items of personal property owned by Contributor included in the sale is attached hereto as EXHIBIT E, which Exhibit separately identifies any leased personal property, the leases for which are listed on EXHIBIT E-1 annexed hereto.

               (xxvii)   Contributor is not a party to, or
          otherwise bound by, any union or collective bargaining agreement that would be binding on Acquiror after the Closing.

               (xxviii) There are no tax abatements or exemptions affecting the Property and, within the thirty-six (36) month period preceding the date of this Agreement, to Contributor's knowledge, Contributor has not received any written notice of any proposed public improvement assessments.

               (xxix) To Contributor's knowledge, there is no real property other than the Property that comprises the regional shopping center commonly known as "Janesville Mall" located in the Janesville, Wisconsin metropolitan area and Contributor does not own or lease any property other than the Property that is used in connection with the operation of the regional shopping center commonly known as "Janesville Mall" located in the Janesville, Wisconsin metropolitan area.

               (xxx) True, complete and correct copies of the financial statements identified on EXHIBIT D hereto have previously been delivered to Acquiror and fairly and accurately present the assets, liabilities, financial position and condition, results or operations and changes in financial positions of the subjects thereof as of the dates thereof for the period referred to therein.

               (xxxi) To Contributor's knowledge, within the thirty-six (36) month period preceding the date of this Agreement, Contributor has received no notice of outstanding unpaid obligations to pay the cost of connection of any utility lines, pipes or other equipment serving the Property.

               (xxxii)   (A) To Contributor's knowledge, within
          the thirty-six (36) month period preceding the date of this Agreement, Contributor has not received any notice that development, site assessment or other similar fees payable in connection with the Property have not been paid, and (B) to Contributor's knowledge, no such fees are payable after the date hereof with respect to the Property as it exists on the date hereof.

               (xxxiii) There are no reciprocal easement agreements or similar agreements affecting the Property, except as may be set forth in the Permitted
          Exceptions.

               (xxxiv)   To Contributor's knowledge, within the
          thirty-six (36) month period preceding the date of this Agreement, Contributor has not received written notice from a Governmental Authority that has not been cured or corrected that the number of parking spaces at the Property is required to be increased above the number of parking spaces existing on the date hereof.

               (xxxv) To Contributor's knowledge within the thirty-six (36) month period proceeding the day of this Agreement, Contributor has not received written notice from any Board of Fire Underwriters of any defect or inadequacy in connection with the Property or its operation.

               (xxxvi)   Contributor is presently maintaining the
          insurance policies and coverage set forth in the insurance summary dated November 7, 1997 included in the Disclosure Materials.

               (xxxvii) In the thirty-six (36) month period preceding the date hereof, to Contributor's knowledge, Contributor has not received any written notice of any proposed (but not yet implemented) increase in the real estate taxes or assessed valuation of the Property.

As used herein, the terms "Contributor's knowledge"or words of similar effect shall mean and be limited to, the current actual knowledge of any of Robert T. Samuels, Roger E. Benjamin, Michael Montlack or Arthur Weisman as being the persons having knowledge of the Property; provided, however, that said individuals shall not be deemed to have personally made any representations or warranties and shall not have any personal liability therefor, and, provided, further that except as expressly provided herein no independent investigation or study shall have been performed for purposes of such representations and warranties. Each such individual's knowledge shall not include information or material which may be in the possession of any employee or agent of Contributor or of the named individuals, but of which the named individuals are not actually aware. Contributor shall have no liability for the breach of any representations or warranties absent a judicial finding that the named individual(s) withheld material information known to such individual from Acquiror with respect to the subject matter of the representation or warranty or falsified information delivered to and relied upon by Acquiror and that such action amounted to a violation of a representation or warranty expressly set forth in this Agreement. None of the named individuals, shall bear personal responsibility for any breach of such representation or warranty.

          (c) Assumed Indebtedness. Contributor represents and warrants the following:

               (i) The Assumed Loan Documents are presently in full force and effect and Contributor is not in monetary default under any of the Assumed Loan
          Documents and has received no written notice of any non-monetary default under any of the Assumed Loan
          Documents which has not been cured;

               (ii)  The Assumed Loan Documents identified on
          EXHIBIT B are all of the loan documents evidencing, securing or providing for the Assumed Indebtedness; and

               (iii)  Upon obtaining the written consent of
          the Assumed Indebtedness Lender and compliance with all requirements imposed by the Assumed Indebtedness Lender or set forth in the Assumed Loan Documents, Contributor shall have full power and authority and shall be permitted to transfer the Property to Acquiror subject to the Assumed Loan Documents and Acquiror shall be permitted to assume the Assumed Indebtedness.

     Section 5.2     Contributor's Covenants.  Contributor
hereby covenants and agrees as follows:

          (a) During the Contract Period, Contributor will exercise reasonable and good faith efforts to operate and maintain the Property in the ordinary course of business and in a manner consistent with current practices and as may be required by any Lease, Contract or applicable Legal Requirement and the Assumed Loan Documents.

          (b) During the Contract Period, Contributor will not sell or otherwise dispose of any significant items of the Personal Property unless replaced with an item of like value, quality and utility.

          (c) During the Contract Period, Contributor shall not enter into or modify any Contracts relating to the operation or maintenance of the Property, except for those entered into in the ordinary course of business and which are cancelable upon not more than thirty (30) days' prior notice (with any cancellation fee being paid by Contributor) or those otherwise approved by Acquiror, which approval shall not be unreasonably withheld and shall be deemed given if Acquiror should fail to approve or disapprove proposed Contract matters in writing within five (5) Business Days following Acquiror's receipt of Contributor's written request. At Acquiror's written request, Contributor shall deliver notice of termination on the Closing Date as to any and all Contracts that Acquiror desires to terminate, provided that such termination shall be effective following any notice or waiting period for such termination described in the Contract and that Contributor shall not be required to bear any termination or cancellation fee or charge that may be assessed under such Contract based upon an early termination. The existing Management Agreement for the Property shall be terminated as of the Closing Date and Contributor shall pay all termination fees, if any, in connection therewith.

          (d) Contributor shall terminate, or cause to be to be terminated, (such termination to be effective as of the Closing) all employees of Contributor or the manager of the Property who are employed in connection with the Property and shall pay, or cause to be paid, when due all wages and other sums payable in connection with any such terminations, including, without limitation, any and all amounts due (i) for severance pay, (ii) on account of accrued vacation,
     (iii) under any applicable union agreement or pension plan by reason of withdrawal thereunder or otherwise, and (iv) under the Workers Adjustment and Retraining Notification Act ("WARN Act").

          (e) Contributor agrees to defend, indemnify and hold harmless Acquiror and its agents from and against any and all losses, claims, obligations, liabilities, and expenses (including, without limitation attorneys' fees and disbursements) of every kind and description, contingent or otherwise, arising out of (i) any claims under the Workers Adjustment and Retraining Notification Act and/or the Comprehensive Omnibus Budget Reconciliation Act ("COBRA");
     (ii) any claims asserted at any time by any person that was employed at the Property at any time prior to the Closing to the extent such claims are based on acts or omissions which occurred prior to Closing; and/or (iii) Contributor's failure to comply with its obligations under SECTION 5.2(D) immediately above.

          (f) During the Contract Period, Contributor will not execute or modify in any fashion any Leases (i) without promptly notifying Acquiror of the proposed lease or modification and providing Acquiror with copies of the proposed lease or modification documents which shall be subject to Acquiror's approval, which approval shall not be unreasonably withheld and which shall be deemed given if Acquiror should fail to approve or disapprove such proposed lease or modification in writing within five (5) Business Days following Acquiror's receipt of Contributor's written request, (ii) as to any Lease termination, and (iii) as to any Lease providing for or creating an obligation for payment of any brokerage commission irrespective of when due or providing for payment of any tenant improvement allowance or other concession, or as to any lease (or modification of a Lease) pertaining to premises in excess of 10,000 rentable square feet, without Acquiror's prior consent, which consent shall be deemed given as to the leases set forth in EXHIBITS F, F-1 AND F-2 hereof (provided that the same are entered into on substantially the terms set forth on such exhibits and pursuant to documentation reasonably acceptable to Acquiror (with the understanding that Acquiror shall grant its consent to leases of a kind generally used by Contributor with respect to the type of tenant in question), and which otherwise shall not be unreasonably withheld and shall be deemed given if Acquiror should fail to approve or disapprove proposed lease matters in writing within five (5) Business Days following Acquiror's receipt of Contributor's written request.

          (g) During the Contract Period, Contributor shall comply in all material respects with the provisions of all of the Leases and Contracts that survive the Closing.

          (h) During the Contract Period, Contributor shall not voluntarily create, consent to or acquiesce in the creation of liens or exceptions to title other than the Permitted Exceptions without Acquiror's prior written consent, provided that Acquiror shall not unreasonably withhold or delay consent to any proposed matters affecting title which Contributor would execute in the ordinary course of business and are beneficial to the Property and do not give rise to any monetary or other material obligation extending beyond the Closing Date.

          (i) During the Contract Period, Contributor shall maintain policies of property casualty insurance and rental loss insurance (if any) for the Improvements with coverage, terms, conditions and deductible amounts substantially consistent with Contributor's property casualty insurance policies currently in effect.

          (j)  Intentionally Deleted.

          (k) During the Contract Period, Contributor shall pay as and when the same become due and payable all payments to be made by Contributor under the Assumed Loan Documents and shall comply in all material respects with all other terms and provisions of the Assumed Loan Documents and shall not cause or permit a default by Contributor thereunder.

          (l) Contributor shall use reasonable good faith efforts to obtain from the Assumed Indebtedness Lender consent to the transfer of the Property to Acquiror subject to the Assumed Loan Documents and to Acquiror's assumption of the Assumed Indebtedness. Contributor shall pay one-half (1/2) of the Assumed Indebtedness Lender's transfer/assumption fees, and other costs of the Assumed Indebtedness Lender pertaining thereto, if any.

          (m) During the Contract Period, Contributor shall not, without the prior written consent of Acquiror, in Acquiror's sole discretion, amend or modify any of the Assumed Loan Documents or prepay the Assumed Indebtedness in whole or in part.

          (n) During the Contract Period, Contributor shall not initiate or settle any proceeding with respect to the reduction of any Taxes.

          (o) During the Contract Period, Contributor will notify Acquiror of any of the following matters: (i) notices of default given or received by Contributor with respect to any Lease, Contract surviving Closing, or Assumed Loan Document, (ii) litigation commenced by Contributor, or litigation for which Contributor has received written notice commenced or threatened in writing against Contributor, with respect to the Property, (iii) notices received by Contributor of condemnation proceedings commenced or directed against all or any portion of the Property,
     (iv) casualty losses to all or any portion of the Property, and (v) notice of any Violation received by Contributor.

          (p) Except to the extent arising from the acts or omissions of Acquiror, its agents, employees or contractors, Contributor agrees to defend, indemnify and hold harmless Acquiror and its agents from and against any and all losses, claims, obligations, liabilities and expenses arising out of any tort claims (other than environmental claims) asserted against Acquiror or its agents arising out of events or occurrences prior to the Closing Date; provided that the foregoing indemnity shall not include attorneys fees incurred by Acquiror or its agents in connection with defending Acquiror or its agents with respect to such tort claims.

          (q) Contributor agrees to defend, indemnify and hold harmless Acquiror and its agents from and against any and all losses, claims, obligations, liabilities and expenses arising out of (i) any material breaches of the Assumed Loan Documents if the Assumed Indebtedness Lender asserts a claim of default in writing arising prior to the Closing Date other than a claim relating to the physical condition of the Property (ii) any breaches prior to the Closing Date of any of the documents relating to the Wisconsin Power Loan or the KeyBank Loan or (iii) any breaches, at any time, of any obligations with respect to the KeyBank Loan other than the payment of the principal of and accrued interest on the KeyBank Loan. Acquiror shall notify Contributor of any alleged material breaches within thirty (30) days after it has knowledge of such claimed breach.

     Section 5.3     Acquiror's Warranties and Representations.
Acquiror represents and warrants to Contributor that the following are true as of the date of this Agreement:

          (a) Acquiror is a duly formed and validly existing limited partnership under the laws of the State of Delaware and is in good standing under the laws of said State. Acquiror has the full right, authority and power to enter into this Agreement, to consummate the transactions contemplated herein and to perform Acquiror's obligations hereunder and under those documents and instruments to be executed by Acquiror on the Closing Date, and each of the individuals executing this Agreement on behalf of Acquiror is authorized to do so, and this Agreement constitutes a valid and legally binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to principles of equity.

          (b) Acquiror's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of Acquiror's obligations under the instruments required to be delivered by Acquiror on the Closing Date, do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Acquiror is a party or by which Acquiror is bound.

          (c) There is no litigation, investigation or proceeding pending or, to the best of Acquiror's knowledge, contemplated or threatened in writing against Acquiror that would materially impair or materially adversely affect Acquiror's ability to perform its obligations under this Agreement or any other instrument or document related hereto.

          (d) Acquiror and, as applicable, its agents, have complied fully with all terms and conditions of the Confidentiality Agreement and have not communicated with any tenant of the Property or any officers, managers, employees, lawyers, accountants, consultants or agents of any such tenant, in each case without prior consent of Contributor, except to the extent permitted in the Confidentiality Agreement.

          (e)  Acquiror's taxpayer identification number is 62-
     1542285.

          (f) The Acquiror and each of the existing Subsidiary Partnerships qualifies as a partnership for federal income tax purposes and is not treated as an association taxable as a corporation under Section 7701 or Section 7704 of the Code or any other provision.

          (g) Neither the Acquiror nor any of the Subsidiary Partnerships has any plan or intention to sell or dispose of the Property or any substituted basis property (within the meaning of Section 7701(a)(42) of the Code) with respect thereto for a period of twelve (12) years other than in a nonrecognition transaction in which no gain or loss is recognized (as described in Treasury Regulation Section 1.704-3(a)(8)).

          (h)  Neither the Acquiror nor any of the Subsidiary
     Partnerships has a plan or intention to refinance, repay prior to the term, or otherwise accelerate the payment of the principal balance of any Assumed Indebtedness.

          (i) (i) The execution of this Agreement and associated documents and the transactions contemplated herein do not conflict with the REIT's organizational documents or any shareholder or voting trust agreements applicable to the REIT; (ii) the execution of this Agreement and the associated documents and the transactions contemplated herein do not conflict with any documents applicable to Acquiror or any partnership interests in Acquiror; (iii) Acquiror is duly authorized to issue the OP Units; (iv) no consents or approvals are necessary to issue the OP Units or for the REIT to be bound by the Registration Rights Agreement (except for such consents or approvals as shall have been obtained); (v) upon issuance of the OP Units, the OP Units will be validly issued, fully paid and, except as provided by law, non-assessable and the OP Units are free of liens (except for liens created by the acts of Contributor or any OP Unit Recipient); (vi) there are no preemptive or similar rights, options, warrants or convertible or exchangeable securities (or instruments exchangeable or convertible into any of the foregoing) or puts, calls, commitments or agreements or arrangements or undertakings of any kind to which the Acquiror or the REIT is bound; (vii) no bankruptcy or reorganization filings have been made by or are contemplated by or, to Acquiror's knowledge, against Acquiror or the REIT; and (viii) the Informational Materials for the Acquiror and the REIT do not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (k) The REIT is a real estate investment trust within the meaning of Section 856(a) of the Code.

          (l) The REIT has no plan or intention to assume or guarantee, or to allow any other partner (other than the Contributor or the OP Unit Recipients) to assume or guarantee, any debt to which the Property is subject.

          (m) The REIT is a duly formed and validly existing corporation under the laws of the State of Delaware and is in good standing under the laws of the State. The REIT has full right, power, and authority to join in this Agreement for the purposes set forth herein and each of the individuals executing this Agreement on behalf of the REIT is authorized to do so.

          (n)  Acquiror has validly made an election under
     Section 754 of the Code.

          As used herein, the terms "Acquiror's knowledge" or words of similar effect shall mean, and be limited to, the current actual knowledge of Charles B. Lebovitz, Stephen Lebovitz, John Foy, Keith Honnold, H. Jay Wiseman, Jr., or Mary Ann Sinnott as being the persons having knowledge of the subject matter, provided, however, that said individuals shall not be deemed to have personally made representations or warranties and shall not have any personal liability therefor. Each such individual's knowledge shall not include information or material which may be in the possession of Acquiror, but of which the named individuals are not actually aware. Acquiror shall have no liability for the breach of any representations or warranties absent any arbitrated or judicial finding that the named individual(s) failed to disclose material information known to such individual to Contributor with respect to the subject matter of the representations or warranty or falsified information delivered to and relied upon by Contributor and that such action amounted to a violation of representation or warranty expressly set forth in this Agreement. None of the individuals identified above shall bear personal responsibility for any breach of such representation or warranty.

     Section 5.4 Acquiror's Covenants. Acquiror hereby covenants and agrees as follows, all of which covenants (except
SECTION 5.4(A)) shall survive the Closing of the transaction contemplated by this Agreement and the filing of the Deed for record:

          (a) Acquiror hereby covenants and agrees to use reasonable good faith efforts to cooperate with Contributor in obtaining the consent of the Assumed Indebtedness Lender to the transfer of the Property to Acquiror subject to the Assumed Loan Documents and Acquiror's assumption of the Assumed Indebtedness. The aforesaid cooperation shall include, without limitation, Acquiror's prompt delivery of information, documents, financial statements and the like reasonably requested by the Assumed Indebtedness Lender and Acquiror's compliance with any conditions or requirements reasonably imposed or requested by the Assumed Indebtedness Lender in connection with such Assumed Indebtedness Lender's consent. Acquiror shall pay one-half (1/2) of the Assumed Indebtedness Lender's transfer/assumption fees, and other costs of the Assumed Indebtedness Lender pertaining thereto, if any.

          (b) As to obligations which arise and accrue from and after the Closing Date with respect to which Contributor or any of the general partners of Contributor may be liable, but for this assumption, Acquiror shall (i) pay as and when the same become due and payable, all payments to be made under the Assumed Loan Documents, (ii) comply in all respects with all terms and provisions of the Assumed Loan Documents, and (iii) not cause or permit a default under any of the Assumed Loan Documents. Without limiting the foregoing, Acquiror shall take no action that could result in, and shall not fail to take any action that could prevent or avoid, any liability, damage, loss, cost or expense to the Contributor or the Contributor Related Parties, or the assertion of any claims, demands or causes of action against the Contributor or the Contributor Related Parties, under the Assumed Loan Documents or with respect to the Assumed Indebtedness.

          (c) Acquiror shall indemnify, protect, defend and hold the Contributor and the Contributor Related Parties harmless from and against, any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses (excluding punitive and consequential damages) including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law), directly or indirectly related to, arising out of or in any manner connected with (i) the Property and/or the Assumed Indebtedness to the extent that the same directly or indirectly relates to, arises out of, or is in any manner connected with any incidents or occurrences occurring from and after the Closing Date, and/or (ii) any breaches of Acquiror's obligations under this Agreement or in any instrument, document or agreement executed or delivered by Acquiror in connection with the transaction contemplated by this Agreement, including, without limitation, Acquiror's assumption of the Assumed Indebtedness.

          (d) For a period of twelve (12) years following the Closing Date, the Acquiror will at all times qualify, and cause each Subsidiary Partnership to qualify, as a partnership for federal income tax purposes and not as an association taxable as a corporation under Section 7701 or
     Section 7704 of the Code or any other provision of the Code.

          (e) Except to the extent permitted in SECTION 5.4(J), the Acquiror shall not, and shall not permit the Subsidiary Partnerships to, sell, transfer or otherwise dispose of the Property or any substituted basis property (within the meaning of Section 7701(a)(42) of the Code) with respect thereto for a period of twelve (12) years following the Closing Date other than in a nonrecognition transaction in which no gain or loss is recognized (as described in Treasury Regulation Section 1.704-3(a)(8)) (a "Nonrecognition Transaction").

          (f) The Acquiror will allocate items of income, gain, loss and deduction with respect to the Property using the traditional method described in Treasury Regulation Section
     1.704-3(b).

          (g) Except to the extent permitted in SECTION 5.4(J), the Acquiror shall not, and shall not permit the Subsidiary Partnerships, within the period of twelve (12) years following the Closing Date, to reduce the aggregate principal balance (other than through scheduled periodic amortization of principal or as required by law) of Acquiror's "nonrecourse liabilities" (as defined in Treasury Regulation Section 1.752-1(a)(1)or(2)) allocable in the aggregate to the Contributor and the Contributor Related Parties pursuant to Treasury Regulation Sections 1.752-3(a)(1)or(2), as in effect as of the date hereof, below the amount so allocable immediately following Closing.

          (h) Acquiror shall notify the Contributor and each Contributor Related Party not less than sixty (60) days (or, if Acquiror itself has less than sixty (60) days prior notice, as promptly as practicable) prior to any event that would result in a taxable distribution (or deemed distribution) of cash in excess of the tax basis in the OP Units held by the Contributor or any Contributor Related Party. To the extent that it is affected by an event described in the preceding sentence, the Contributor or any Contributor Related Party (an "Affected Party") may inform the Acquiror of any action it desires to take in order to increase its "economic risk of loss" within the meaning of Treasury Regulation Section 1.752-2 (each such action, an "Incurrence") with respect to the liabilities of Acquiror or any Subsidiary Partnership. Unless advised by counsel that no reasonable basis exists for treating the proposed Incurrences in the manner intended by the Affected Parties (in which event, Acquiror shall promptly so inform the Affected Parties), Acquiror shall cooperate in a commercially reasonable manner with the Affected Parties in structuring the liabilities of Acquiror and the Subsidiary Partnerships, and the guarantees thereof, to facilitate the Incurrences in a manner that results in the least amount of real economic risk being borne by each Affected Party, provided, however, that Acquiror shall not be required to incur any material expense or liability (other than an expense or liability as to which the Affected Parties agree to reimburse and indemnify Acquiror); and provided further that in structuring any such arrangements, Acquiror shall not be required to take or permit any action that would materially adversely affect other holders of Common Units. Acquiror shall be permitted to offer its other partners the opportunity to enter into arrangements substantially equivalent to the Incurrences at the time the

     Incurrences are structured. Acquiror shall allocate to each Affected Party for federal and state income tax purposes an additional amount of its liabilities equal to the amount of any Incurrence and shall take no position inconsistent therewith, unless advised by counsel that as a result of a material change in circumstances (beyond the control of Acquiror) or law occurring after implementation of the Incurrence, no reasonable basis exists for such an allocation. Notwithstanding the other provisions of this subsection 5.5(h), if, in connection with notices given to the Affected Parties under this subsection 5.5(h), the aggregate of the additional liabilities to be allocated to the Affected Parties as a result of the Incurrences (as determined immediately after such Incurrences) does not exceed the amount of the taxable distributions described in such notices by at least the Materiality Threshold Amount, Acquiror shall not be required to give subsequent notices under this subsection 5.5(h) unless the aggregate taxable distributions that would be described in such subsequent notices would equal or exceed the Materiality Threshold Amount.

          (i) Acquiror shall treat the transfer of the Property pursuant to this Agreement for purposes of all federal income tax returns, reports and other filings, as a tax-free contribution of property to the Acquiror by the Contributor that is governed by the provisions of Section 721 of the Code (except to the extent resulting from the application of Section 7.4(b) hereof), and shall take no position inconsistent therewith. Acquiror shall similarly treat the transfer of the Property pursuant to this Agreement for all state and local tax purposes.

          (j) Notwithstanding SECTIONS 5.4(E) and 5.4(G), the Acquiror may, and may permit the Subsidiary Partnerships, within the period of (12) twelve years following the Closing Date, to (i) sell, transfer or otherwise dispose of the Property or any substituted basis property in a transaction that is not a Nonrecognition Transaction (a "Taxable Transaction") or (ii) reduce the aggregate principal balance of Acquiror's "nonrecourse liabilities" (as defined in Treasury Regulation Section 1.752-1(a)(2)) allocable, in the aggregate, to the Contributor and the Contributor Related Parties pursuant to Treasury Regulation Sections 1.752-3(a)(1) and (2), as in effect as of the date hereof, below the amount allocable immediately following Closing, provided, however, that in any case described in (i) or (ii) above, Acquiror shall pay, indemnify and hold harmless each of the Contributor and the Contributor Related Parties against their respective Tax Costs, within the meaning of
     SECTION 5.4(K), and provided, further, that prior to the occurrence of any event described in clauses (i) or (ii) of this SECTION 5.4(J), the Acquiror shall first establish a security arrangement to the reasonable satisfaction of eighty percent (80%) of the OP Unit Recipients as measured on the basis of their respective percentage interests in the Acquiror at such time. Provided that Acquiror satisfies all of its obligations in this Section 5.4(j), then notwithstanding anything to the contrary in this Agreement (including, without limitation, under Section 5.5(e)), the Contributor's and the Contributor Related Parties' sole and exclusive remedy with respect to Acquiror's obligations under SECTIONS 5.4(E) AND (G) shall be as provided in the preceding sentence.

          (k) For purposes of SECTION 5.4(J), the Tax Cost of the Contributor and each Contributor Related Party shall mean the sum of, (i) in the case of (A) a Taxable
     Transaction described in SECTION 5.4(J)(I), any liability for taxes arising in connection with such Taxable Transaction and as a direct or indirect result of the operation of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder (or any comparable state or local provisions), or (B) an event described in SECTION 5.4(G), any liability for federal, state or local taxes arising as a direct or indirect result of such event,
     (ii) any costs and expenses including, without limitation, interest, penalties, reasonable attorneys' and accountants fees, and any other costs directly or indirectly related to, arising out of or in any manner connected with the payments described in this sentence, and (iii) any additional liability for taxes associated with the receipt of any payments of amounts described in clauses (i), (ii) and (iii) of this SECTION 5.4(K). In determining such Tax Cost in the case of any Contributor Related Party that holds its interest in Acquiror through one or more related entities treated as partnerships for federal income tax purposes and in making the determination set forth in the last proviso of
     Section 5.4(l) hereof, it shall be assumed that all such entities had in effect a valid election under Section 754 of the Code for all periods during which such Contributor
     Related Party held its interest in Acquiror. Prior to engaging in a transaction described in Section 5.4(j), Acquiror may require any or all of the Contributor Related Parties to reasonably cooperate with it in estimating the Tax Cost of such transaction within 60 days of such request, provided, however, that Acquiror shall reimburse and indemnify such Contributor Related Parties for any costs incurred in connection with such request.

          (l) Notwithstanding any other provision of this Agreement to the contrary, the Acquiror's covenants and obligations contained in SECTIONS 5.4(F), (H), (I), (J) AND
     (K) and SECTION 8.3 shall not terminate prior to the expiration of the applicable statute of limitations for the assessment or imposition of any tax upon the Contributor or a Contributor Related Party, as the case may be, for any tax liability directly or indirectly related to, arising out of or in any manner connected with a breach of any such covenant or obligation; provided, further, however, that the twelve (12) year period set forth in SECTION 5.4(E) AND (G) hereof shall terminate with respect to the Contributor or a Contributor Related Party if there has been a Basis Step-Up Transaction with respect to all of such party's OP Units. For this purpose, a Basis Step-Up Transaction with respect to an OP Unit shall mean a taxable sale or other taxable disposition of an OP Unit, the death of an individual Contributor Related Party or, in the case in which a Contributor Related Party holds its interest in the OP Unit through one or more entities treated as partnerships for federal income tax purposes, a taxable sale or other disposition of such Contributor Related Party's interest in the entity; provided, however, in each case, that such Basis Step-Up Transaction results in a full step-up of the basis of such OP Unit for federal income tax purposes to its then fair market value, and provided further that a termination of the twelve year period as described in this
     Section 5.4(l) shall be without prejudice to any rights of Contributor or a Contributor Related Party in respect of any breach, occurring prior to the time of such termination, by Acquiror or a Subsidiary Partnership, of any obligation hereunder.

          (m) Acquiror consents in advance to the admittance of the OP Unit Recipients as limited partners of Acquiror.

          (n) All OP Units shall be transferable in accordance with the terms of the Partnership Agreement and this Agreement.

          (o) Acquiror agrees that it shall cause the REIT to reserve a sufficient quantity of authorized Stock at all times to accommodate the immediate exchange of OP Units for Stock or Acquiror shall pay in cash the market value of the Stock for which the OP Units would have been exchanged.

          (p) Acquiror shall not exercise any rights of an attorney-in-fact (if any) granted under the Partnership Agreement with respect to OP Units held by Realty or its affiliates; provided, however, that Realty agrees not to unreasonably withhold or delay its consent to such action by the Acquiror, and provided further that the foregoing shall not be deemed to grant any right of consent or approval to Realty other than such rights which are granted to all limited partners under the Partnership Agreement.

          (q) Acquiror shall cause the amounts of its excess nonrecourse liabilities (as defined in Treasury Regulations
     Section 1.752-3(a)(3)) properly allocable to the Contributor and the Contributor Related Parties as of the Closing Date to be not less than the amounts set forth on Exhibit BB.

          (r) Acquiror shall indemnify, defend and hold harmless the Contributor and the Contributor Related Parties from and against any and all claims, demands, losses, damages, liabilities, obligations, causes of action, liens, judgments, assessments, costs and expenses, including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law) directly or indirectly related to, arising out of or in any manner connected with (i) the Wisconsin Power Loan or (ii) the repayment of the principal and accrued interest under the KeyBank Loan, in either case, from and after the Closing Date.

     Section 5.5     Survival/Limitations/Joinder.

          (a) Subject to subsection (b) below, the parties agree that except for the Surviving Covenants, Contributor's representations, warranties and covenants contained in this Agreement and in any document executed by Contributor pursuant to this Agreement shall terminate on the Closing Date, except that (i) those representations and warranties contained in SECTIONS 5.1(A)(I), (II) AND (III), 5.2(P) 5.1(B) (III), (VIII), (XI), (XII), (XIII), (XIV), (XV),
     (XVII), (XVIII), (XIX), (XX), (XXII), (XXIII), CLAUSE (A) OF
     (XXV), (XXVI), (XXVII), (XXIX), (XXX), (XXXI), CLAUSE (A) OF (XXXII), (XXXIV), (XXXV) AND (XXXVII), 5.1(C), 6.2, 7.3 AND 7.4 shall terminate on the first anniversary of the Closing Date, (ii) those representations, warranties and covenants contained in Sections 5.2(d) and 5.2 (e) shall terminate eighteen (18) months after the Closing Date, (iii) those representations, warranties and covenants contained in SECTIONS 5.1(A) (EXCEPT AS SET FORTH ABOVE), 5.2(Q), 7.5 AND
     8.2 shall terminate on the sixth anniversary of the Closing Date. Any such termination shall apply to known as well as unknown breaches of such representations, warranties or covenants. Subject to subsection (b) below, Acquiror's waiver and release set forth in SECTION 3.1 shall apply fully to liabilities under such representations, warranties and covenants. Acquiror specifically acknowledges and agrees that such termination of liability represents a material element of the consideration to Contributor.

          (b) Any claim of Acquiror based upon a breach of any representation or warranty of Contributor or upon a breach of any of the covenants of Contributor shall be expressed, if at all, in writing delivered to Contributor promptly following Acquiror's discovery of such breach, which writing shall set forth in reasonable detail the basis and character of the claim ("Claim Notice"). Notwithstanding the foregoing, subject to SECTION 6.2, (i) Acquiror shall not make any claim on account of a breach of representations, warranties or covenants discovered after the Closing Date unless and until (A) the aggregate measure of such claims exceeds One Hundred Eighteen Thousand Five Hundred Fifty Dollars ($118,550.00), and (B) the aggregate measure of such Claims with respect to the Meridian Transaction and this transaction exceeds Five Hundred Thousand Dollars ($500,000.00), (ii) Contributor's aggregate liability for all claims arising out of such representations, warranties or covenants discovered after the Closing Date shall not exceed Seven Hundred Eleven Thousand Three Hundred Dollars ($711,300), (iii) all claims for breach of representations, warranties or covenants discovered prior to the Closing Date shall be governed by the procedures set forth in Section 3.2 rather than this Section 5.5, and (iv) Acquiror shall not have the right to deliver to Contributor Claim Notices with respect to any breach of representation, warranty or covenants after the expiration of any survival of the representation, warranty or covenant in question.

          (c) Contributor shall have a period of thirty (30) days within which to cure any breach identified in a Claim Notice, or, if such breach cannot reasonably be cured within such thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty
     (30) days and is at all times diligently pursued; provided, however, that such additional reasonable period shall not extend beyond sixty (60) days if Acquiror is incurring damages as a result of Contributor's failure to cure such breach. If the breach is not cured after actual written notice and within such cure period, Acquiror's sole remedy shall be an action at law for damages against the Contributor, which must be commenced, if at all, within a period of forty-five (45) days following the date of delivery of the Claim Notice; provided, however, that if Contributor commences to cure and thereafter terminates such cure effort without completing such cure, then Acquiror shall have an additional thirty (30) days from the date of written notice from Contributor of such termination within which to commence an action at law for damages as a consequence of the failure to cure.

          (d) The parties agree that Acquiror's representations and warranties contained in SECTION 5.3 and any representation made in accordance with SECTION 8.3 of this Agreement and the covenants set forth in SECTION 5.4 of this Agreement and in any document executed by Acquiror pursuant to this Agreement shall survive the Closing of this transaction and the recording of the Deed.

          (e) Acquiror and the REIT agree that, except as otherwise provided in this Agreement, in the event of the breach of any representation or warranty contained in
     SECTION 5.3 and any representation made in accordance with
     SECTION 8.3 of this

     Agreement and in any document executed by Acquiror pursuant to this Agreement and any covenant set forth in SECTION 5.4 which survives the Closing, Contributor and/or any of the OP Unit Recipients shall have all remedies available at law or in equity with respect to such breach, including, without limitation, the right to injunctive relief to prevent any such breach. Any provision of this Agreement to the contrary notwithstanding, in no event or circumstance whatsoever shall liability by asserted or recourse be had against any partner of Acquiror, the REIT, or its officers, directors, shareholders, employees or agents, as to any claim arising directly or indirectly, in full or in part, pursuant to this Agreement; provided, however, that the foregoing shall not preclude any claim against the Acquiror, even if such claim is based upon the covenants, warranties or representations of or with respect to the REIT or the satisfaction of any judgment against the REIT, as general partner of Acquiror.

          (f) Contributor shall deposit with the Title Company immediately after Closing cash or OP Units equal to Seven Hundred Eleven Thousand Three Hundred Dollars ($711,300) (the "Claim Deposit") to secure any claims owed by Contributor pursuant to this Agreement for breach by Contributor of representations, warranties or covenants and not waived pursuant to the provisions of this Agreement as of Closing. If Claim Notices aggregating claims less than Seven Hundred Eleven Thousand Three Hundred Dollars ($711,300) shall have been delivered after Closing and prior to the first anniversary of the Closing Date, subject to Contributor's right to contest, the Title Company shall deliver to Contributor cash or OP Units equal in amount to the difference between the amount of claims specified in the Claim Notices and the amount of such Claim Deposit. To the extent Claim Notices have been delivered to Contributor, the Claim Deposit shall remain with the Title Company until such claims shall have been resolved; provided, however, that as claims become resolved, the Title Company shall deliver to the Contributor or Acquiror, as the case may be, the amount held for such claim upon written notice from Contributor and Acquiror (acting reasonably) directing the Title Company to release such amount to Contributor or Acquiror. The Title Company shall invest the cash portion of the Claim Deposit in United States Treasury bills or notes with a ninety day maturity. Any dividends payable with respect to OP Units held in the Claim Deposit shall belong to the OP Unit Recipients.


                              ARTICLE VI
                               DEFAULT

     Section 6.1 Acquiror's Deposit and Default. Contemporaneously with (i.e., within forty-eight (48) hours of) the execution of this Agreement, Acquiror shall deliver to the Title Company, as escrow agent, for deposit, an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the "Deposit"), which Deposit may, at Acquiror's sole election, be in the form of a Letter of Credit. The Title Company shall invest any cash Deposit in United States Treasury bills or notes with a ninety (90) day maturity. In the event that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit, together with any interest accrued thereon, shall be returned to Acquiror at Closing. The entire amount of the Deposit, together with any interest accrued thereon, shall be returned immediately to Acquiror and neither party shall have any further rights or obligations hereunder except with respect to the Surviving Covenants (a) in the event of a termination of this Agreement pursuant to SECTION 3.2 or as the result of the failure of any of the conditions precedent set forth in SECTION 4.1(A) OR (C) above, (b) in the event that (i) the conditions precedent set forth in SECTION 4.1(B) shall have been satisfied or waived, (ii) Acquiror shall have performed fully or tendered full performance of Acquiror's material Closing obligations hereunder and (iii) Contributor shall fail to perform Contributor's material Closing obligations under this Agreement, or (c) in the event that this Agreement shall be terminated pursuant to the provisions of SECTION 8.1 hereof. IN THE EVENT
OF BREACH OF THIS AGREEMENT BY ACQUIROR, THE ENTIRE AMOUNT OF THE DEPOSIT, PLUS ACCRUED INTEREST, SHALL BE DELIVERED TO AND
RETAINED BY CONTRIBUTOR AS LIQUIDATED DAMAGES. ACQUIROR AND CONTRIBUTOR HEREBY ACKNOWLEDGE AND AGREE THAT CONTRIBUTOR'S
DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY
ACQUIROR WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT PLUS ACCRUED INTEREST IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES CONTRIBUTOR WOULD
SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS
AGREEMENT FAILS TO CLOSE AND THAT SUCH ESTIMATE IS REASONABLE
UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. ACQUIROR AND CONTRIBUTOR AGREE THAT CONTRIBUTOR'S RIGHT TO RETAIN THE DEPOSIT PLUS ACCRUED INTEREST SHALL BE THE SOLE REMEDY OF CONTRIBUTOR IN THE EVENT OF A BREACH OF THIS AGREEMENT BY
ACQUIROR PRIOR TO CLOSING.

          This SECTION 6.1 is intended only to liquidate and limit Contributor's rights to damages arising due to Acquiror's failure to purchase the Property and shall not limit the indemnification obligations of Acquiror pursuant to (i) the Confidentiality Agreement, (ii) any other documents delivered pursuant to this Agreement or (iii) SECTIONS 3.1(B), 3.1(C), 3.1(D), 5.4(C)-(R), 5.5(E), 8.2, 8.9 AND 8.13 of this Agreement.
In no event shall Acquiror or any Acquiror Related Parties be liable to Contributor for any consequential or punitive damages based upon a breach of this Agreement, including, without limitation, breaches of representation, warranty or covenant.

          Section 6.2 Contributor's Default. (a) If (i) the conditions precedent set forth in SECTION 4.1(B) shall have been satisfied or waived, and (ii) Contributor shall fail to perform its material Closing obligations under this Agreement and Acquiror shall not have terminated this Agreement as permitted hereunder, then, in addition to the return of the Deposit set forth in SECTION 6.1, Acquiror shall have the right to recover its actual monetary damages from Contributor up to an aggregate maximum amount equal to Seven Hundred Eleven Thousand Three Hundred Dollars ($711,300) or, in the alternative, to pursue an action for specific performance as its sole remedy; provided, however, that upon the occurrence of an Intentional Material Default (as hereinafter defined), Acquiror may seek damages (not subject to any floor or cap) from Contributor provided that, solely in the event of an Intentional Material Default described in Clauses (i) and (ii) below, Acquiror has diligently in good faith sought and been unable to obtain specific performance within six (6) months after the occurrence of such Intentional Material

     Default. "Intentional Material Default" means any of the following: (i) sale directly or indirectly of all or any portion of the Property to a person other than Acquiror or the execution of an agreement for the same; (ii) effecting a financing encumbering all or any portion of the Property or the execution of an agreement for the same; (iii) modification of the Assumed Loan Documents except in accordance with this Agreement; (iv) material modification or termination after July 16, 1998, of Leases aggregating in excess of 20,000 square feet, except in accordance with this Agreement; or
     (v) entering into any Contracts after July 16, 1998, which are not cancelable at Closing and which result in a material adverse economic impact on Acquiror or the Property, except in accordance with this Agreement. Except as expressly provided in this Section 6.2(a), Contributor's liabilities relating to a breach of representation, warranty or covenant shall be subject to the provisions of SECTION 5.5 and any additional limitations set forth in this Agreement.

          (b) Subject to the provisions of this Section 6.2, in no event shall Contributor or any Contributor Related Parties be liable to Acquiror for any consequential or punitive damages based upon any breach of this Agreement, including, without limitation, breaches of representation, warranty or covenant. Subject to the provisions of this
     Section 6.2, Acquiror further agrees that recourse for any liability of Contributor under this Agreement or any document or instrument delivered simultaneously or in connection with or pursuant to this Agreement shall be limited to Seven Hundred Eleven Thousand Three Hundred Dollars ($711,300). Subject to applicable principles of fraudulent conveyance, in no event shall Acquiror seek satisfaction for any obligation from any partners, members, managers, shareholders, officers, directors, employees, agents, legal representatives, successors or assigns of Contributor, nor shall any of the foregoing have any personal liability for any such obligations of Contributor.


                             ARTICLE VII
                               CLOSING

     Section 7.1 Escrow Arrangements. An escrow for the purchase and sale contemplated by this Agreement has been opened by Acquiror and Contributor with the Title Company as escrow agent. On the Closing Date, Contributor and Acquiror shall each deliver escrow instructions to Title Company consistent with this
ARTICLE VII, and designating the Title Company as the "Reporting Person" for the transaction pursuant to Section 6045(e) of the Code. In addition, the parties shall deposit in escrow with the Title Company as escrow agent, on the Closing Date (unless otherwise provided in this SECTION 7.1), the documents described below and shall deposit on the Closing Date the funds described below:

          (a) Contributor shall deposit (or cause to be deposited), with respect to itself or the Property, the following:

               (i) a duly executed and acknowledged Deed for the Property;

               (ii) a duly executed bill of sale pertaining to the Personal Property in the form attached to this Agreement as EXHIBIT CC (the "Bill of Sale");

               (iii) four (4) duly executed counterparts of an assignment pertaining to the Intangible Property in the form attached to this Agreement as EXHIBIT DD (the
          "Assignment of Intangibles");

               (iv) four (4) duly executed counterparts of an assignment and assumption pertaining to the Leases in the form attached to this Agreement as EXHIBIT EE (the
          "Assignment of Leases");

               (v) four (4) duly executed counterparts of an assignment and assumption pertaining to any Contracts being assumed by Acquiror, in the form attached to this Agreement as EXHIBIT FF (the "Assignment of
          Contracts");

               (vi) four (4) duly executed and acknowledged counterparts of an Assumption of Loan Documents for the Assumed Indebtedness, in such form as may be reasonably acceptable to Aquiror and the Assumed Indebtedness Lender (the "Assumption of Loan Documents");

               (vii) a certificate from Contributor certifying that Contributor is not a "foreign person" as defined in Section 1445(f)(3) of the Code ("FIRPTA
          Certificate");

               (viii) a certificate from Contributor
          reaffirming, as of the Closing Date, the representations and warranties made in SECTION 5.1(A) in form as set forth on EXHIBIT HH;

               (ix) evidence reasonably required by Acquiror demonstrating that (i) Contributor is an entity validly existing and (if applicable) in good standing under the laws of the jurisdiction in which it was formed, and
          (ii) Contributor's execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the transactions contemplated hereby have been fully authorized, which evidence, if Contributor is a corporation, or a partnership or limited liability company in which any of the general partners or managers, as the case may be, is a corporation, shall mean (x) certified copies of corporate resolutions duly adopted by the board of directors of Contributor (or its corporate general partner or manager) approving Contributor's execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the transactions contemplated hereby, (y) certificates of incumbency and (z) certificates of good standing;

               (x) the estoppel letters or certificates from the Assumed Indebtedness Lender, the Majors, the other tenants and the Master Estoppel of Contributor pursuant to Section 4.1(a)(iv) hereof;

               (xi) any instruments, certificates or documents required by the Assumed Indebtedness Lender in connection with the transfer of the Property to Acquiror and the assumption by Acquiror of the Assumed
          Indebtedness.

               (xii) the Registration Rights Agreement, dated as of the Closing Date and duly executed by Contributor and any of the partners of Contributor acquiring OP Units hereunder; in form as set forth on EXHIBIT N hereof;

               (xiii) the Acknowledgment, duly executed by each OP Unit Recipient;

               (xiv) any transfer tax forms, if applicable, and other forms and documents reasonably required by the Title Company; and

               (xv)  notices directing Tenants, among other
          things, to make future payments to Acquiror, including copies of EXHIBIT II; and

               (xvi) reasonable evidence in customary form and substance, of the outstanding principal balance and all accrued interest and any prepayment penalties or premiums on the KeyBank Loan and the Wisconsin Power
          Loan as of the Closing Date and

               (xvi) any and all other documents reasonably requested or required in order to consummate the transactions contemplated herein.

In addition, Contributor shall deliver to Acquiror on the Closing Date, outside of escrow, the originals of all Leases, Contracts (if not terminated at or before Closing) or copies thereof if originals are not available, tenant files, plans of the Property, leasing brochures for the Property, and all keys to the Property and all other property relating to the Property in the possession or control of Contribute, other than files and information relating solely to Contributor as an entity and not to the Property.

          (b)  Acquiror shall deposit:

               (i) Acquiror's share of all escrow costs and Closing expenses;

               (ii)  four (4) duly executed counterparts for
          each of the Assignment of Intangibles, Assignment of Leases, Assignment of Contracts, and Assumption of Loan
          Documents;

               (iii) a certificate duly executed by Acquiror in favor of Contributor confirming the waivers and acknowledgments set forth in SECTIONS 3.1 AND 5.5 above;

               (iv) any instruments, certificates or documents reasonably required by the Assumed Indebtedness Lender in connection with the transfer of the Property to Acquiror and the assumption by Acquiror of the Assumed Indebtedness;

               (v)   any and all other documents reasonably
          requested or required in order to consummate the transactions contemplated herein;

               (vi)   evidence reasonably required by
          Contributor demonstrating that (A) Acquiror is an entity in good standing under the laws of the jurisdiction in which was formed, and (B) Acquiror's execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the transaction contemplated hereby have been fully authorized, which evidence shall mean
          (1) certified copies of corporate resolutions duly adopted by the board of directors of the REIT, as Acquiror's general partner, approving Acquiror's execution and delivery of this Agreement and the other documents delivered pursuant hereto and the consummation of the transactions contemplated hereby,
          (2) certificates of incumbency and (3) certificates of good standing;

               (vii) a certificate of Acquiror reaffirming as of the Closing Date the representations and warranties made by Acquiror in ARTICLE V.

               (viii) the Acknowledgment, duly executed by the general partner of Acquiror;

               (ix) the Registration Rights Agreement dated as of the Closing Date and duly executed by the general partner(s) of Acquiror;

               (x)   Intentionally Deleted;

               (xi) a copy of the Partnership Agreement and all organization documents of the REIT, duly certified by the REIT as true, complete and correct, and a certified copy of the Certificate of Limited Partnership of Acquiror from the Secretary of State of the state of its formation, dated not more than twenty (20) days before the Closing Date;

               (xii) a copy, certified by the Secretary of State of the REIT's state of incorporation, of the Articles of Incorporation of the REIT and a good standing certificate of the REIT;

               (xiii) an opinion by counsel for the REIT addressed to Contributor and each OP Unit Recipient stating that the Acquiror and any existing Subsidiary Partnership each qualifies as a partnership for federal income tax purposes and is not treated as an association taxable as a corporation under Section 7704 of the Code or any other provision, which opinion shall be subject to such counsel's usual assumptions and qualifications and reliance upon officer's certificates in similar types of opinions previously given by such counsel;

               (xiv) an opinion by counsel for the REIT addressed to Contributor and each OP Unit Recipient stating that the REIT is qualified to operate, is currently operating as and its proposed methods of operations will enable it to continue to operate as a real estate investment trust within the meaning of
          Section 856(a) of the Code, which opinion shall be subject to such counsel's usual assumptions and qualifications and reliance upon officer's certificates in similar types of opinions previously given by such counsel

               (xv)  an opinion by counsel for the REIT
          addressed to Contributor and each OP Unit Recipient stating that the Acquiror and REIT, respectively, have been duly organized and are in good standing, that the OP Units have been issued in accordance with all applicable Legal Requirements and the Partnership Agreement, that the OP Unit Recipients are limited partners of Acquiror as of the Closing, and that this transaction is exempt from pre-closing approval requirements under the Hart-Scott-Rodino Act. which opinion shall be subject to such counsel's usual assumptions and qualifications and reliance upon officer's certificates in similar types of opinions previously given by such counsel; and

               (xvi) any other forms or documents reasonably requested by the Title Company.

     Section 7.2     Closing.  The Title Company shall Close the
transaction contemplated by this Agreement ("Closing") on the
Closing Date (as may be extended pursuant to the terms hereof)
by:

          (a)  recording the Deed;

          (b)  issuing the Title Policy to Acquiror;

          (c) delivering to Acquiror the Bill of Sale, the FIRPTA Certificate, and two (2) originals (fully-executed in counterpart) of the Assignment of Intangibles, Assignment of Leases, Assignment of Contracts, and Assumption of Loan Documents;

          (d) delivering to Contributor (i) two (2) originals (fully-executed in counterpart) of the Assignment of Intangibles, Assignment of Leases, Assignment of Contracts, Assumption of Loan Documents and the Acknowledgment with respect to each OP Unit Recipient, (ii) the certificate described in SECTION 7.1(B)(III) above, (iii) the opinions of counsel to the REIT described in SECTIONS 7.1(B)(XIII), 7.1(B)(XIV) AND 7.1(B)(XV), and the required OP Units;

          (e)  returning the Deposit to Acquiror; and

          (f) delivering to the parties designated therein any other instruments delivered into escrow by Contributor pursuant to SECTION 7.1(A) or Acquiror pursuant to
     SECTION 7.1(B).

     Section 7.3     Prorations.

               (a)   Taxes.   (i)  Real estate taxes and any
          general or special assessments with respect to the Property for 1998 which are not billed directly by the taxing authority to tenants (collectively, "Taxes and Assessments") shall be prorated as of the Closing Date, with Contributor being responsible for all such Taxes and Assessments that are allocable to any period on or prior to the Closing Date and Acquiror being responsible for all Taxes and Assessments that are allocable to any period after the Closing Date. If the actual amount of Taxes and Assessments to be prorated for the year in which the Closing occurs is not known as of the Closing Date, the proration shall be based on the Taxes and Assessments for the tax year 1997. When the Taxes and Assessments for the year of the Closing shall have been determined, Contributor shall be responsible for the excess, if any, of the actual Taxes and Assessments allocable to the period of the proration over the amount of the proration minus the amounts which shall be received by Acquiror from tenants for such excess; and Acquiror shall pay to Contributor the difference allocable to the period of the proration between the amount of the proration and the actual Taxes and Assessments, if the actual Taxes and Assessments shall have decreased.

               (ii) Personal Property taxes shall be prorated as of the Closing Date.

          (b) Prepaid Expenses. Acquiror shall be charged for those prepaid expenses allocable to any period after the Closing Date, including, without limitation, prepaid rents under any personal property or ground leases, annual permit and confirmation fees, fees for licenses and all security or other deposits paid by Contributor to third parties.

          (c) Interest on Assumed Indebtedness. Accrued interest on the Assumed Indebtedness shall be prorated as of the Closing Date, with the Contributor being responsible for all accrued interest allocable to any period on or prior to the Closing Date and Acquiror being responsible for all accrued interest allocable to any period after the Closing Date.

          (d) Funds Held by or on Behalf of Assumed Indebtedness Lender. Acquiror shall be charged with the amount of all funds of Contributor held in escrow by Lender, Huntington National Bank, or otherwise, including, without limitation, any reserves and any funds held for the payment of Taxes and Assessments and insurance premiums or for any maintenance, repair or tenant improvements to be made or performed at the Property. As of June 30, 1998, Huntington National Bank held Two Hundred Fifty-Five Thousand Four Hundred Sixty-Seven and 16/100 Dollars ($255,467.16) in such escrow.

          (e) Property Income and Expense. The following prorations and adjustments shall occur as of the Closing Date. Contributor shall receive and retain all income arising from the Property to the Closing Date and shall bear all expenses of the operation of the Property to the Closing Date. Prior to the Closing Date, Contributor shall provide all information to Acquiror and the Title Company reasonably required to calculate such prorations and adjustments and representatives of Acquiror and Contributor shall together make such calculations (and shall deliver such calculations to the Title Company at least one (l) Business Day prior to Closing):

               (i)   General.  (A)  Subject to the specific
          provisions of clause (ii) below, income and expense shall be prorated on the basis of a thirty (30)-day month and on a cash basis (except for items of income and expense that are payable less frequently than monthly, which shall be prorated on an accrual basis). All such items attributable to the period on or prior to the Closing Date shall be credited to Contributor; all such items attributable to the period following the Closing Date shall be credited to Acquiror. Acquiror shall be credited at Closing with (1) any portion of security deposits made pursuant to the Leases that are refundable to existing tenants and have not been applied to outstanding tenant obligations in accordance with the terms of the applicable Lease and (2) rent from tenants prepaid beyond the Closing Date. Acquiror shall not be entitled to any interest on Lease deposits or prepaid rent accrued on or before the Closing Date, except to the extent any such amount of interest is required to be accrued and refunded or paid to any tenant under a Lease. Contributor shall be credited with any refundable deposits or bonds held by any utility, governmental agency or service contractor, to the extent such deposits or bonds are assigned to Acquiror on the Closing Date.

                     (B) Acquiror shall be credited at
          Closing with any tenant allowances or other tenant inducements to be paid in cash or cash equivalents
          (excluding rental abatement) by Acquiror after the Closing Date with respect to the current term of any Lease executed, or any extension or expansion of premises option exercised, in each case, prior to the date of this Agreement, and with respect to the In-Negotiation Leases executed prior to the Closing Date
          (but not for the Prospective Leases listed on EXHIBIT
          F-1 and the Lease Extension Modifications listed on EXHIBIT F-2). Contributor shall be responsible for the payment of any leasing commissions with respect to the current term of any lease executed, or any option to extend or expand the leased premises which has been exercised, in each case, prior to the date of this Agreement and with respect to the In-Negotiation Leases executed within six (6) months after the Closing (but not for the Prospective Leases listed on EXHIBIT F-1 and the Lease Extension Modifications listed on EXHIBIT
          F-2). With respect to In-Negotiation Leases not executed on the Closing Date, but which are executed within six (6) months after the Closing Date, Contributor shall be responsible for the payment of any leasing commissions and shall reimburse Acquiror for any tenant allowances to be paid in cash pursuant to the In-Negotiation Leases, within thirty (30) days following receipt of an invoice which may be rendered when the In-Negotiation Leases shall have been executed by both parties and construction has been completed. In the alternative, Acquiror shall have the right to deduct the amount of the tenant allowances to be paid in cash from the "In-Negotiation Lease Deposit" being held by the Title Company pursuant to the provisions of
          SECTION 7.3(I) hereof.

                     (C) Acquiror shall assume all
          obligations for any leasing commissions, tenant improvements and other allowances with respect to the Prospective Leases set forth on EXHIBIT F-1 and Lease Extension Modifications set forth on EXHIBIT F-2, executed not later than six (6) months after the Closing. Contributor shall be credited at Closing with any leasing commissions or allowances paid in cash or incurred by Contributor to the extent such items relate to Prospective Leases or Lease Extension Modifications executed in accordance with the terms of this Agreement prior to the Closing Date. Any amounts payable to Contributor which are not credited at Closing to Contributor and are due pursuant to this paragraph shall be paid within thirty (30) days following receipt of an invoice which may be rendered when the Prospective Lease or Lease Extension Modification shall have been executed by both parties.

               (ii)  Rents.

                     (A) Fixed or minimum rents, taxes and
          assessments and compactor charges (collectively referred to in this Section 7.2(d)(ii)(A) as "Rents") payable by tenants under the Leases shall be prorated as of the Closing Date (whether such collection occurs prior to, on, or after the Closing Date). Acquiror shall receive a credit for the amounts actually received by Contributor on or before the Closing Date and which pertain to any period after the Closing Date. Acquiror shall not receive a credit at the Closing for any rents for the month in which the Closing occurs which are in arrears and have not then been received. Notwithstanding any provision of this Agreement, Contributor shall have the right, in its sole discretion prior to Closing, to apply any security deposits held by Contributor under any Leases to remedy any default or delinquencies under such Leases in accordance with the terms thereof. As to any tenants that are delinquent in the payment of Rent or other charges on the Closing Date, Acquiror shall use reasonable efforts (but shall not be required to commence legal action) to collect or cause to be collected such delinquent rents for twelve (12) months following the Closing Date. Any and all Rents and other charges so collected by Acquiror following the Closing (less a deduction for all reasonable collection costs and expenses incurred by Acquiror) shall be successively applied to the payment of (1) Rent and other charges due and payable in the month in which the Closing occurs, (2) Rent and other charges due and payable in the months succeeding the month in which the Closing occurs (up to and including the month in which payment is made) and (3) Rent and other charges due and payable in the months preceding the month in which the Closing occurs. If all or part of any Rents or other charges received by Acquiror following the Closing are allocable to Contributor pursuant to the foregoing sentence, then such sums shall be promptly paid to Contributor. Contributor reserves the right to collect delinquent Rents and other charges owed to Contributor and to pursue any damages remedy Contributor may have against any tenant or former tenants with respect to delinquent Rents and other charges, but shall have no right to exercise any other remedy under the Lease (including, without limitation, termination, eviction, or commencing involuntary bankruptcy proceeding against tenants). Contributor shall promptly pay to Acquiror amounts allocable to Acquiror pursuant to this Section.

                     (B) Intentionally deleted.

                     (C) With respect to the Promotion Fund
          - Media Fund (the "PM Fund"), Contributor shall pay all invoices received prior to the Closing Date and shall deliver to Acquiror the funds therein that exist on the Closing Date. Acquiror shall pay all invoices related to the PM Fund received by Acquiror or Contributor on or after the Closing Date whether relating to periods before or after the Closing Date. Contributor warrants that the amounts remaining in the PM Fund as of the Closing Date will be sufficient to satisfy all outstanding obligations with respect to the PM Funds incurred prior to the Closing Date. The provisions of the immediately preceding sentence shall survive the Closing for one (1) year.

                     (D) With respect to the gift
          certificate program, commencing on or about
          December 15, 1997 Landlord has been under contract with Mid-America Money Order Company ("Mid-America") to operate the gift certificate program for the Property, so that Mid-America is responsible for honoring any gift certificates redeemed by customers of the Property sold while Mid-America's Gift Certificate Trust Agreement has been in effect. Contributor shall cause Mid-America to deliver an estoppel certificate confirming the foregoing facts and stating the amounts of gift certificates outstanding for which it is responsible. Contributor will pay to Acquiror on the Closing Date an amount equal to the unexpired gift certificates issued by Contributor prior to the commencement of the program with Mid-America as set forth on EXHIBIT JJ hereto, which Contributor warrants to be true and complete. The provisions of the immediately preceding sentence shall survive the Closing for one (1) year.

                     (E) Any charges for common area,
          insurance charges, operating and maintenance expenses, escalation rents or charges, electricity charges, cost of living increases or any other charges of a similar nature other than fixed or base rent under the Leases (collectively, "Additional Rents") shall be prorated as of the Closing Date between Acquiror and Contributor on or before the date which is sixty (60) days following the Closing Date, based on the actual amount spent and received as of the Closing Date and the amount that will be paid by tenants under their Leases for the calendar year 1998. Contributor shall provide Acquiror with information regarding Additional Rents which were received by Contributor on or prior to Closing and the amount of reimbursable expenses paid or incurred by Contributor on or prior to Closing on before the date which is sixty (60) days following the Closing ("Reconciliation"). Upon reasonable notice and during normal business hours, Contributor shall make available to the Acquiror all information reasonably required to confirm the Reconciliation. In the event of any overpayment of Additional Rents by the tenants to Contributor, Contributor shall promptly, but in no event later than thirty (30) days after date of the Reconciliation, pay to Acquiror the amount of such overpayment. In the event of an anticipated underpayment of Additional Rents by the Tenants to Contributor, Acquiror shall pay to Contributor the amount of such underpayment within thirty (30) days following Acquiror's receipt of such Reconciliation.

                     (F) With respect to percentage rents
          due from tenants for lease years which end on or before the Closing Date, Contributor shall be entitled to all such percentage rents. With respect to percentage rents due from tenants with lease years that end between the day after the Closing Date and the first anniversary of the Closing Date, Acquiror shall pay to Contributor the percentage rent received by Acquiror for such lease year times a fraction the numerator of which shall be the number of days between the beginning of such lease year and including the Closing Date, and the denominator of which shall be 365. Such amount shall be paid within thirty (30) days after Acquiror receives such percentage rents. Upon reasonable notice and during normal business hours, Acquiror shall make available to Contributor all information reasonably required to reconcile the amounts payable hereunder with respect to percentage rent. Acquiror shall deliver to Contributor on a quarterly basis copies of all annual statements of gross sales received by Acquiror with respect to the period covered by the percentage rent proration. In the event that Acquiror audits any tenant paying percentage rent with respect to the period of the proration or before, Acquiror shall deliver to Contributor a copy of the results of such audit within thirty (30) days following receipt and Contributor will be entitled to any additional percentage rent for the period of the proration and before. If any percentage rent has been collected by Contributor before the Closing, the parties will adjust the amounts owed hereunder to reflect such receipt of funds.

          (f) Partnership Distributions - Dilution Reduction. Distributions in respect of the OP Units acquired by the OP Unit Recipients shall begin to accrue from and after the Closing Date (notwithstanding the fact that such date may not be the applicable Record Date under the Partnership Agreement), and the amount of distributions paid or to be paid to the OP Unit Recipients for the calendar quarter in which the Closing Date occurs shall be prorated accordingly. For example, if the Closing Date is August 1, 1998, the OP Unit Recipients shall be entitled to 61/92 of the distribution to be made in respect of the OP Units for the third quarter of 1998 when such distribution is paid with respect to all Common Units of Acquiror. In addition, distributions to be paid to the OP Unit Recipients for the one (1) year period following the Closing shall be reduced to reflect the dilution resulting from this Transaction in accordance with the Acknowledgment. The exact amount of such dilution shall be calculated at Closing and reflected in the Acknowledgment.

          (g) Adjustments to Prorations. After the Closing, the parties shall from time to time, as soon as practicable after accurate information becomes available, and in any event within three hundred sixty-five (365) days following the Closing Date, recalculate and reapportion any of the items subject to proration or apportionment (i) which were not prorated and apportioned at the Closing because of the unavailability of the information necessary to compute such proration, or (ii) which were prorated or apportioned at the Closing based upon estimated or incomplete information or
     (iii) for which any errors or omissions in computing prorations at the Closing are discovered subsequent thereto, and thereafter the proper party shall be reimbursed based on the results of such recalculation and reapportionment. Unless otherwise specified herein, all such reimbursements shall be made on or before thirty (30) days after receipt of notice of the amount due. Any such reimbursements not timely paid shall bear interest at the rate often percent (10%) per annum from the due date until all such unpaid sums together with all interest accrued thereon is paid.

          (h) Rental Concessions. There shall be no proration or reduction of the Contribution Consideration with respect to any tenants that have the right to abate rent or additional rent for a period of time after the Closing; and there shall be no proration or reduction in the Contribution Consideration with respect to signed leases for which rent shall not have commenced as a result of a construction allowance, inducement payment or otherwise.

          (i) Pending Leases. With respect to any In-Negotiation Leases which shall not have been signed on the Closing Date, Contributor shall deposit (the "In-Negotiation Lease Deposit") with the Title Company an amount equal to one year of Fixed Minimum Rent and CAM, Taxes and insurance charges (based on 1998 estimates being charged to tenants) payable with respect to such In-Negotiation Leases. The Title Company shall invest the In-Negotiation Lease Deposit in United States Treasury bills or notes with a ninety (90) day maturity. In the event that any In-Negotiation Lease is not signed within six (6) months following the Closing, the Title

     Company shall deliver to Acquiror the portion of the In-Negotiation Deposit applicable to such In-Negotiation Lease. If an In-Negotiation Lease shall be executed within the six (6) month period following the Closing, the Title Company shall deliver to Contributor the portion of the In-Negotiation Deposit attributable to such In-Negotiation Lease. Following the Closing Date, subject to Acquiror's reasonable approval rights, Contributor shall continue the negotiation in good faith and shall use reasonable efforts to obtain the execution of the In-Negotiation Leases, Prospective Leases, and Lease Extension Modifications during the six-month period following the Closing Date and Acquiror shall cooperate with Contributor in that endeavor. With respect to payment of leasing commissions relating to In-Negotiation Leases, Prospective Leases and Lease Extension Modifications executed not later than six (6) months after the Closing Date, Acquiror will pay Contributor or its designated agents 50% of such commission on signing and 50% of such commission on opening.

          (j) Assumed Indebtedness Adjustment. There shall be a reduction in the Contribution Consideration equal to the difference between (i) the present net worth of all remaining scheduled payments of the Assumed Indebtedness discounted at "market treasury" plus 100 basis points, less the outstanding principal balance of the Assumed Indebtedness. The "market treasury" shall be the yield on U.S. Treasury 71/4 May 2016 at the close of business on the day preceding the Closing Date. An example of the calculation is set forth on EXHIBIT LL.

          (k) Timing. Except as otherwise expressly set forth in this Agreement, all prorations shall be made as of 11:59 p.m. on the night before the Closing. Five (5) days prior to Closing, Contributor and Acquiror shall agree upon the proration schedule which will be used by the parties in determining the Net Contribution Consideration to be received by Contributor at Closing, subject to post-closing adjustments pursuant to the terms of this Agreement.

     Section 7.4     Other Closing Costs.

          (a) Contributor shall be responsible for (i) one-half (1/2) of any governmental documentary transfer or transaction taxes or fees due on the transfer of the Property, (ii) one-half (1/2) of any escrow fee to the Title Company, (iii) one-half (1/2) of the cost of issuing the Title Report, (iv) one-half (1/2) of any cost of the ALTA/ACSM survey of the Property ("Survey") incurred by Contributor in 1997 and 1998, (v) one-half (1/2) of the assumption transfer fees and other expenses of the Assumed Indebtedness Lender in connection with the Acquiror's assumption of the Assumed Indebtedness, and (vi) recording fees for the Deed.

          (b) Acquiror shall be responsible for and pay (i) one-half (1/2) of any governmental documentary transfer or transaction taxes or fees due on the transfer of the Property, (ii) one-half (1/2) of any escrow fee to the Title Company, (iii) one-half (1/2) of the cost of issuing the Title Report, (iv) one-half (1/2) of any cost of the

     Survey incurred by Contributor in 1997 and 1998, (v) one-half (1/2) of the assumption transfer fees and other expenses of the Assumed Indebtedness Lender in connection with Acquiror's assumption of the Assumed Indebtedness, and (vi) any title premium in connection with the issuance of the Title
     Policies (including endorsements, standard or extended coverage and any related survey update costs).

          (c) Notwithstanding anything to the contrary set forth in this Agreement, it is understood that any reference to amounts to be "paid" by Contributor at the Closing shall mean that such amounts shall be treated as an Adjustment to the Contribution Consideration and, consequently, Acquiror shall be responsible for providing the cash to pay all amounts required to complete the Closing. Any amounts to be paid by Acquiror to Contributor after the Closing will be paid in cash

     Section 7.5 Further Documentation. At or following the Closing, Acquiror and Contributor shall execute any certificate or other instruments required by this Agreement, by law or local custom or otherwise reasonably requested by the other party to effect the transactions contemplated by this Agreement.

     Section 7.6 Possession of the Properties. Contributor shall grant and deliver to Acquiror on the Closing Date exclusive possession of the Property, in the condition required by this Agreement, subject only to the Permitted Exceptions, free and clear of all tenancies and rights of occupants other than occupants and rights under the Leases.

     Section 7.7     Escrow Instructions.  The provisions of
this Agreement shall be deemed to be escrow instructions to the Title Company, which the Title Company hereby accepts. The Title Company shall have the right to require the parties to execute standard escrow conditions, but in the event of any conflict between the provisions of this Agreement and such standard escrow conditions, the provisions of this Agreement shall control.


                             ARTICLE VIII
                            MISCELLANEOUS

     Section 8.1     Damage or Destruction/Eminent Domain.

          (a)(i) Acquiror shall be bound to acquire the Property as required by the terms of this Agreement without regard to the occurrence or effect of any damage to or destruction of the Property or condemnation of any Property by right of eminent domain, provided that the occurrence of any damage or destruction to the Property involves repair costs equal to or less than ten percent (10%) of the Contribution Consideration with respect to insured casualties and five percent (5%) of the Contribution Consideration with respect to uninsured casualties ("Damage Threshold Amount"), and any condemnation that does not materially and adversely affect the use or value of the Property ("Immaterial Condemnation"). If Acquiror is so bound to purchase the Property notwithstanding the occurrence of damage, destruction or condemnation, or if Acquiror elects not to terminate this Agreement pursuant to
     SECTION 8.1(B), then upon the Closing in the event of damage covered by insurance or an Immaterial Condemnation occurring during the Contract Period, Acquiror shall receive a credit against the Contribution Consideration in the amount (net of collection costs and costs of repair reasonably incurred by the Contributor and not then reimbursed) of any insurance proceeds or condemnation award collected and retained by the Contributor as a result of any such damage, destruction or condemnation, plus (in the case of damage) the amount of the deductible portion of the Contributor's insurance policy, and the Contributor shall assign to Acquiror all rights to such net insurance proceeds or condemnation awards as shall not have been collected prior to the Closing. In the event of damage not covered by insurance, the amount of such damage shall be treated as an Adverse Matter pursuant to
     Section 3.2.

               (ii) In the event of any assignment of insurance proceeds in accordance with this Section, Contributor shall notify Acquiror of any disputes between Contributor and the insurance carrier related to the claim giving rise to such proceeds. Contributor will reasonably cooperate with Acquiror in attempting to collect such proceeds from the insurance carrier and if, in the reasonable judgment of Acquiror, a collection action is necessary to obtain such proceeds, the reasonable costs of such collection action will be divided equally between Contributor and Acquiror. The provisions of this SECTION 8.1(A) shall survive the Closing.

          (b) If, prior to the Closing Date, any Property suffers damage or destruction that involves repair costs in excess of the Damage Threshold Amount or condemnation that materially and adversely affects the use and value of the Property, then Acquiror may terminate this Agreement by giving written notice to Contributor within five (5) Business Days after Acquiror receives notice of the occurrence of such damage or condemnation, in which event the Deposit shall be returned to Acquiror. If the parties disagree as to whether or not Acquiror is entitled to terminate this Agreement pursuant to this SECTION 8.1(B), then such disagreement shall be promptly submitted to arbitration pursuant to SECTION 8.5.

     Section 8.2 Fees and Commissions. Contributor represents and warrants to Acquiror, and Acquiror represents and warrant to Contributor, that no person or entity other than Salomon Smith Barney can properly claim a right to a real estate broker's or investment banker's commission, finder's fee, acquisition fee or other brokerage-type compensation (collectively, "Real Estate Compensation") with respect to the transaction contemplated by this Agreement based upon the acts of the representing party. Contributor shall be responsible for any Real Estate Compensation that may be due to Salomon Smith Barney resulting from the transaction contemplated by this Agreement. Contributor shall indemnify, protect, defend and hold Acquiror harmless from and against, any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law) and returned commissions, directly or indirectly related to, arising out of or in any manner connected with, in whole or in part, from any claim for Real Estate Compensation by any person or entity with respect to the transaction contemplated by this Agreement based upon the acts of such Contributor or anyone acting or claiming to act on the part of Contributor. Acquiror shall indemnify, protect, defend and hold each of the Contributor and the Contributor Related Parties harmless from and against, any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law) and returned commissions, directly or indirectly related to, arising out of or in any manner connected with, in whole or in part, any claim for Real Estate Compensation by any person or entity (other than Salomon Smith Barney) with respect to the transaction contemplated by this Agreement based upon the acts of the Acquiror or anyone acting or claiming to act on the part of Acquiror.

     Section 8.3 Successors and Assigns. Acquiror may not assign any of Acquiror's rights or duties hereunder without the prior written consent of Contributor, which consent may be withheld by Contributor in its absolute discretion.; provided, however, that Acquiror may assign this Agreement to a wholly-owned affiliate of Acquiror (an "Affiliate") without Contributor's consent (but with prior notice to Contributor) provided that Acquiror (i) represents that such Affiliate is, as of the Closing Date, an entity that is disregarded as an entity separate from its owner for federal income tax purposes (in accordance with Treasury Regulation Section 301.7701-3(b)(1)(ii)) and for applicable state income tax purposes ("Ignored"), and
(ii) agrees to pay, indemnify and hold harmless each of the Contributor and Contributor Related Parties against (A) any liability for federal, state or local taxes arising as a direct or indirect result of any failure of an Affiliate to be Ignored as of the Closing Date, (B) any costs and expenses including, without limitation, interest, penalties, reasonable attorneys' and accounting fees, and any other costs directly or indirectly related to, arising out of or in any manner connected with the payments described in this sentence, and (C) any additional liability for taxes associated with the receipt of any payments of amounts described in clauses (A) and (B) of this Section 8.3. Notwithstanding any such assignment, Acquiror agrees that Acquiror shall remain primarily liable for all representations, warranties and covenants by Acquiror set forth in this Agreement, and the OP Units shall be issued by Acquiror and the covenants of
SECTION 5.4 shall continue as obligations of Acquiror.

     Section 8.4 Notices. All notices or other communications required or provided to be sent by either party shall be in writing and shall be sent by United States Postal Service, postage prepaid, by certified mail, return receipt requested, or by any nationally known overnight delivery service, or by courier hand delivery, provided a receipt is obtained therefor, or by facsimile transmission provided a confirmation is received therefor. All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon delivery if sent by overnight delivery service, courier or facsimile. All notices shall be addressed to the party at the address below:

     To Contributor:     Janesville Properties Co.
                         Limited Partnership
                         Attention:  Arthur Weisman
                         17401 Aldersyde Drive
                         Shaker Heights, OH 44120

               and:      Robert T. Samuels
                         Samuels & Associates
                         433 South Main Street, Suite 110
                         West Hartford, Connecticut  06110
                         Telephone No:  (860) 561-6764
                         Fax No:  (860) 561-6768

               and:      Roger E. Benjamin
                         Samuels & Associates
                         7589 Fairmont Court
                         Boca Raton, FL. 33496

               with a copy to:     Gary W. Melsher, Esq.
                         Jones, Day, Reavis & Pogue
                         North Point
                         901 Lakeside Avenue
                         Cleveland, Ohio  44114
                         Telephone No:  (216) 586-7274
                         Fax No:  (216) 579-0212

               and a copy to:      John R. Herbert
                         Salomon Smith Barney
                         388 Greenwich Street
                         New York, New York  10013
                         Telephone No:  (212) 816-7114
                         Fax No:  (212) 816-7491

               To Acquiror:   CBL & Associates Limited Partnership
                         Attention:  Charles B. Lebovitz
                         Watermill Center
                         800 South Street, Suite 395
                         Waltham, Massachusetts  02154-1439
                         Telephone No:  (781) 647-3330
                         Fax No:  (781) 647-1611

               with a copy to:     Keith L. Honnold
                         Watermill Center
                         800 South Street, Suite 395
                         Waltham, Massachusetts  02154-1439
                         Telephone No:  (781) 647-3330
                         Fax No:  (781) 647-1611
               with a copy to:     Mary Ann Sinnott
                         CBL & Associates Properties, Inc.
                         One Park Place
                         6148 Lee Highway
                         Chattanooga, Tennessee  37421
                         Telephone No:  (423) 490-8638
                         Fax No:  (423) 490-8390
                                  (423) 490-8662

               with a copy to:     Eugene A. Pinover
                              Willkie Farr & Gallagher
                              787 Seventh Avenue
                              New York, NY 10019
                              Telephone:  (212) 728-8254
                              Fax No.:  (212) 728-8111

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this
SECTION 8.4. The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.

Any notice required hereunder to a OP Unit Recipient which holds OP Units, shall be deemed given if sent to such party in the manner set forth in Section 8.4 of the Agreement at the address set forth in a letter given by Jamesville and each OP Unit Recipient at the Closing to Acquiror directing Acquiror to deliver the OP Units directly to the OP Unit Recipients or at such other address as to which an OP Unit Recipient shall notify Acquiror pursuant to the provisions of this Section 8.4 hereof.

     Section 8.5     Arbitration of Disputes.

          (a) Controversies or claims to be submitted to arbitration pursuant to SECTIONS 3.2, 3.3, 4.2 or 8.1(B) above shall be resolved exclusively and solely by a "baseball-style" arbitration conducted before a single
     Arbitrator selected under the mutual-elimination procedures set forth in Section 13 of the Commercial Rules of the American Arbitration Association ("AAA Rules"). A
     "baseball-style" arbitration shall be one in which each of Acquiror and Contributor makes its best case and the Arbitrator selects which one of the two is more correct, without averaging of the two positions of the parties.
     Arbitration shall be conducted in Boston, Massachusetts and Acquiror and Contributor hereby consent to jurisdiction over their respective persons before the American Arbitration
     Association in Boston Massachusetts and before state and federal courts in Boston Massachusetts for any proceedings to enforce an arbitration award or decision rendered pursuant to this Agreement. Contributor and Acquiror hereby agree that Boston, Massachusetts is a proper venue for all of the foregoing proceedings. The Arbitrator(s) shall give effect to statutes of limitation in determining any claim.
     Any controversy concerning whether an issue is arbitrable shall be determined by the Arbitrator(s). The Arbitrator(s) shall use best efforts to conduct a hearing on the merits within five (5) Business Days after the appointment of the Arbitrator(s). The loser of the Arbitration shall pay all costs in connection therewith. The instructions to the Arbitrator shall state that the arbitration must be completed within ten (10) Business Days, but neither party shall have the right to terminate the Arbitration unless such Arbitrators' decision shall not be rendered within sixty (60) days of the date of commencement of the Arbitration proceeding. If such Arbitration is terminated, the parties will immediately commence another Arbitration to resolve the issue.

          (b) Judgment upon the arbitration award may be entered in any court of competent jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

          (c) Notwithstanding anything to the contrary set forth above, in the event that any arbitrable dispute involves the environmental or physical condition of the Property, the matter shall be submitted for decision to a single referee (the "Referee"). The Referee shall be a person of recognized expertise in the applicable discipline chosen by Acquiror from a list of three (3) potential Referees presented by Contributor within one (1) week following the demand for arbitration. The Referee shall use his or her best efforts to conduct an informal hearing on the matter in dispute within ten (10) days of selection, and to render a decision within thirty (30) days of selection. The losing party shall pay all costs, including the fee of the Referee.

          (d) Notwithstanding anything to the contrary set forth above, in the event either party demands arbitration pursuant to the provisions of this Agreement, except as otherwise expressly provided hereunder, the Closing Date shall be deferred until the matter is decided pursuant to the provisions of this SECTION 8.5, unless Contributor elects to complete the arbitration after the Closing by delivering written notice to Acquiror within three (3) Business Days following receipt or delivery of an arbitration notice. In the event that Contributor elects to complete the arbitration after the Closing, a portion of the Net Contribution Consideration comprised of OP Units equal in value to the estimated amount in dispute in excess of the Materiality Threshold Amount (as reasonably determined by Acquiror) shall be held in escrow by the Title Company following the Closing pending completion of the arbitration. In the event that the Arbitrator's or Referee's determination results in a reduction in the Net Contribution Consideration pursuant to the terms of this Agreement, the Title Company shall return to Acquiror OP Units with a value equal to the amount of such reduction and the balance of the OP Units held in escrow shall be released to Contributor for allocation among the OP Unit Recipients. In the event that the arbitration involves economic issues, such as, for example, discrepancies between the rents reflected on the Tenant List attached to this Agreement and the actual Leases, the parties agree that the estimated amount held in escrow pursuant to this SECTION 8.5(D) shall be determined by using a cap rate of eight and 75/100 percent (8.75%).

     Section 8.6     Acquiror and Contributor Representatives.

          (a) Acquiror shall be entitled to rely upon any notice, approval or decision with respect to the Property, if the same is given, made or expressed by the following individuals acting on behalf of the Contributor: Robert T. Samuels or Roger E. Benjamin.

          (b) Contributor shall be entitled to rely upon any notice, approval or decision given, made or expressed by the following individuals acting on behalf of Acquiror: Stephen
     Lebovitz, Keith L. Honnald or Mary Ann Sinnott.

     Section 8.7     Time is of the Essence.  Time is of the
essence of every provision contained in this Agreement.

     Section 8.8 Incorporation by Reference. All of the exhibits and schedules attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

     Section 8.9 Attorneys Fees. In the event any dispute between Acquiror and Contributor should result in litigation, the prevailing party shall be reimbursed for all reasonable costs incurred in connection with such litigation including without limitation, reasonable attorneys' fees and costs. Attorneys fees shall be included in the cap on Contributor's exposure set forth in this Agreement.

     Section 8.10 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

     Section 8.11 Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the State of Wisconsin (without giving effect to principles of conflicts of laws).

     Section 8.12 Operating Records. At the Closing Contributor agrees to deliver to Acquiror Contributor's unaudited monthly balance sheets and income statements for the Property for the 1998 calendar year through the last calendar quarter ended before the Closing Date and for the comparable portion of the 1997 calendar year. Contributor shall have reasonable access to the financial and all other records delivered by Contributor to Acquiror.

     Section 8.13 Confidentiality. (a) Acquiror and Contributor each acknowledge and agree that this Agreement and the terms and conditions set forth are to be kept confidential and not disclosed to any person or entity that is not a party to this Agreement or the owner of an interest in the entities that are a party to this Agreement, unless and until the Closing occurs in accordance with the terms of this SECTION 8.13; provided, however, that in accordance with the terms of the Confidentiality Agreement each party shall be entitled to discuss and disclose the transaction with employees, agents, consultants, attorneys, accountants, lenders, clients and representatives of such party that are engaged in this transaction, subject to the requirement that each of the foregoing shall also be bound by the terms of this SECTION 8.13. Any public release of information with respect to the pendency or content of the transaction shall be subject to the approval of Acquiror and Contributor. Notwithstanding the foregoing, after the execution of this Agreement, Acquiror shall be permitted to disclose any matter relating to the contemplated transaction, the Property or its operating or financial results as Acquiror may reasonably determine is necessary or advisable in connection with fulfilling the Acquiror's or the REIT's obligations under state and federal securities laws or in connection with discussions with financial analysts, provided that any such disclosures shall be limited to the categories of information set forth on EXHIBIT MM, and provided further that Acquiror shall deliver to Contributor prior to release any proposed press release relating to the transaction and shall afford Contributor reasonable opportunity to comment thereon. None of the Contributor or the Contributor Related Parties shall have any responsibility with respect to the timing or content of any such disclosures whatsoever except to the extent of any disclosure required by applicable law to be made by Contributor, and Acquiror shall indemnify, protect, defend and hold the Contributor and the Contributor Related Parties harmless from and against, any and all claims, demands, losses, damages, liabilities, causes of action, liens, costs and expenses including, without limitation, reasonable attorneys' fees and costs (to the extent permitted by law), directly or indirectly related to, arising out of or in any manner connected with, in whole or in part, any inaccuracies in Acquiror's disclosures pertaining to this Agreement or the contemplated transactions except for inaccuracies based on information provided by Contributor to Acquiror. Notwithstanding anything herein to the contrary, neither party shall make any public announcement or filing with respect to this transaction until the expiration of each party's right to terminate the Meridian Contract pursuant to
Section 3.2(i) thereof.

          (b) Notwithstanding the termination of this Agreement, any disclosure of information permitted by Acquiror or the REIT under paragraph (a) above shall not be deemed a breach or violation by such Person of the provisions of the Confidentiality
Agreement.

     Section 8.14    Counterparts.  This Agreement may be
executed in one or more identical counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

     Section 8.15 Entire Agreement. The Confidentiality Agreement and this Agreement, and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits and schedules when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding.

     Section 8.16 Access to Information. From the date of this Agreement and from time to time following Closing, Contributor shall provide to Acquiror, at Acquiror's expense, such information from Contributor's accountants as Acquiror may reasonably request and Acquiror shall provide to Contributor at Contributor's expense, such information relating to the Property as Contributor may reasonably request in connection with the preparation of Contributor's tax returns, or for any reason relating to the historical performance of the Property prior to the Closing. This provision shall survive the Closing.

     Section 8.17 Waive of Jury Trial. Contributor and Acquiror waive any right to trial by jury of any claim arising under or with respect to this Agreement, whether now existing or hereafter arising. Contributor and Acquiror hereby agree that, except as provided in SECTION 8.5, any such claim shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or copy of this Section with any court as written evidence of the consent of the other party hereto to the waiver of its right of trial by jury.

     Section 8.18    Binding Agreement.  Subject to the
provisions of SECTION 8.3, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. All representations, warranties and covenants shall not survive the Closing unless stated to the contrary in this Agreement.

     Section 8.19    Code or Treasury Regulation References.
Any reference in this Agreement to sections of the Code or Treasury Regulations shall be deemed to include any successor provisions thereto.

     Section 8.20    Third Party Beneficiaries.   Each OP Unit
Recipient shall be deemed to be a third party beneficiary of this Agreement and shall have the right to institute any legal actions without joining Contributor or any other OP Unit Recipients. No other party shall be deemed to be a third beneficiary of this Agreement.

     IN WITNESS WHEREOF, Contributor and Acquiror have executed this Agreement as of the day and year first written above.


ACQUIROR:

CBL & ASSOCIATES LIMITED PARTNERSHIP,
a Delaware limited partnership

By:  CBL Holdings I, Inc.

By:   /s/ Stephen D. Lebovitz
        ---------------------
Name:    Stephen D. Lebovitz
Title:   Executive Vice President



CONTRIBUTOR:

JANESVILLE PROPERTIES CO. LIMITED PARTNERSHIP, an Ohio limited partnership


And By:  /s/ Robert T. Samuels
        --------------------------
Name:   Robert T. Samuels
Title:     General Partner